UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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DOMINO’S PIZZA, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Domino’s Pizza, Inc.

Annual Meeting of Shareholders

Ann Arbor, Michigan

Wednesday, April 25, 2012

Meeting begins at 10:00 a.m. • Doors open at 9:30 a.m.

30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105 • 734-930-3030

For further information, call Domino’s Pizza Investor Relations at 734-930-3008.

Domino’s Pizza, Inc.

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Domino’s Pizza, Inc.:

Notice is hereby given that the 2012 Annual Meeting of Shareholders of Domino’s Pizza, Inc. (the “Company”) will be held at the Domino’s Pizza World Resource Center, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, on April 25, 2012 at 10:00 a.m. Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

1.	To elect three Class II Directors, specifically named in the Proxy Statement, each to serve until the 2015 Annual Meeting of Shareholders, or until their successors are duly elected and qualified;

2.	To hold an advisory and non-binding vote on the compensation of the Company’s named executive officers;

3.	To consider a shareholder proposal by the Humane Society of the United States relating to certain foods from producers who use gestation crates;

4.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accountants for the Company for the current fiscal year; and

5.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 5, 2012 are entitled to notice of and to vote at the 2012 Annual Meeting of Shareholders and any adjournments or postponements thereof.

By order of the Board of Directors,

Adam J. Gacek Secretary

March 16, 2012

YOUR VOTE IS IMPORTANT

We are offering registered shareholders the opportunity to vote their shares electronically through the internet or by telephone. Please see the Proxy Statement and the enclosed Proxy for details about electronic voting. You are urged to date, sign and promptly return the enclosed Proxy, or to vote electronically through the internet or by telephone, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Voting promptly, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. You may revoke your Proxy at any time, regardless of your voting method, as fully described on page 2 of the accompanying Proxy Statement.

Voting your shares by the enclosed Proxy, or electronically, does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting, and the Company requests that you indicate your plans in this respect in the space provided on the enclosed form of Proxy or as prompted if you vote electronically. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or nominee that confirms you are the beneficial owner of those shares.

Domino’s Pizza, Inc.

Notice of 2012 Annual Meeting of Shareholders,

Proxy Statement and Other Information

DOMINO’S PIZZA, INC.

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48105

(734) 930-3030

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of Domino’s Pizza, Inc. for use at the 2012 Annual Meeting of Shareholders (“Annual Meeting”) to be held on Wednesday, April 25, 2012 at 10:00 a.m. EDT at the Domino’s Pizza World Resource Center, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, and at any adjournment thereof. The Company will pay the expenses of solicitation of Proxies. Solicitation will be by mail. We will request banks, brokers and other custodians, nominees and fiduciaries to solicit Proxies from their customers and will reimburse those banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket costs for this solicitation. Further solicitation of Proxies may be made by mail, personal interview and/or telephone by officers, directors and other employees of the Company, none of whom will receive additional compensation for assisting with the solicitation.

This Proxy Statement, along with the Notice of Annual Meeting of Shareholders and form of Proxy, was first made available to shareholders on or about March 16, 2012. As used in this Proxy Statement, references to the “Company,” “Domino’s” or “Domino’s Pizza” refer to Domino’s Pizza, Inc.

VOTING SECURITIES

Record Date, Issued and Outstanding Shares

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 5, 2012 (the “Record Date”). On the Record Date, there were 57,821,572 shares of common stock, $0.01 par value per share, the Company’s only voting securities, outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Quorum Requirement

Under the Company’s By-Laws, the holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy, including shares that abstain or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present. The affirmative vote of the holders of a plurality of votes cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors.

VOTING AND PROXIES

Voting Procedures

The holders of common stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Shareholders may choose to vote; (i) by returning the enclosed Proxy Card, (ii) electronically by accessing the internet site or by using the toll-free telephone number, both of which are stated on the form of Proxy, or (iii) by attending the Annual Meeting and voting in person.

All properly executed Proxies received by mail, and properly authenticated electronic votes recorded through the internet or by telephone, will be voted as directed by the shareholder. All properly executed Proxies received by mail that do not specify how shares should be voted will be voted “FOR” the election as Directors of the nominees listed below under “ELECTION OF DIRECTORS,” “FOR” the advisory vote to approve the compensation of the Company’s named executive officers, “AGAINST” the Humane Society of the United States (“HSUS”) proposal relating to certain foods from producers who use gestation crates, and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accountants of the Company for the current fiscal year.

Revocation of Proxies

Any Proxy given pursuant to this solicitation may be revoked at any time before it is voted either by; (i) signing and returning a new Proxy Card with a later date, (ii) submitting a later-dated vote by telephone or via the internet (only your latest telephone or internet vote received by 11:59 p.m., Eastern Time, on April 24, 2012 will be counted), (iii) filing with our Corporate Secretary a written notice of revocation dated later than the date of the Proxy being revoked, or (iv) attending the Annual Meeting and voting in person. Any written notice of revocation should be sent to: Corporate Secretary, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

The internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders that vote through the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, which will be borne by the shareholder.

Broker Non-Votes

Brokers are subject to the rules of the New York Stock Exchange (the “NYSE”). The NYSE rules direct that certain matters submitted to a vote of stockholders are “routine” items and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms. Brokers who hold shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers. Under current NYSE rules, we believe Proposals 1, 2, and 3 are “non-routine” matters. Accordingly, if your broker holds shares that you own in “street name,” the broker may not vote your shares on either Proposal 1, 2, or 3 without receiving instructions from you. The broker may vote your shares on Proposal 4 even if the broker does not receive instructions from you. If your broker does not vote on one or more of the proposals, this is commonly referred to as a “broker non-vote.” Broker non-votes will not be counted as having voted in person or by proxy and will have no effect on the outcome of the election of Directors, the advisory vote on the approval of executive compensation of the Company’s named executive officers, the HSUS proposal relating to certain foods from producers who use gestation crates or the ratification of the appointment of our independent registered public accounting firm. However, with the exception of the election of directors, shares that abstain from voting as to a particular matter will be treated as a vote cast in person or by proxy and will be counted toward the tabulation of votes cast on such matter. Therefore, abstentions will have the same effect as a negative vote on Proposals 2, 3 and 4.

PROPOSAL ONE: ELECTION OF DIRECTORS

Domino’s has a classified Board of Directors currently consisting of two Class I Directors, with terms expiring in 2014, three Class II Directors, with terms expiring in 2012, and three Class III Directors, with terms expiring in 2013. At each annual meeting of shareholders, Directors in one class are elected for a full term of three years to succeed those Directors whose terms are expiring. This year, the three Class II Director nominees will stand for election to a three-year term expiring at the 2015 annual meeting. The persons named in the enclosed Proxy will vote to elect David A. Brandon, Diana F. Cantor and Richard L. Federico as Directors unless the Proxy is marked otherwise. Each of the nominees has indicated their willingness to serve, if elected.

However, if a nominee should be unable to serve, the shares of common stock represented by Proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his or her term as a Director.

Our Nominating and Corporate Governance Committee does not have any specific, delineated qualifications for the nomination of director candidates. However, the Nominating and Corporate Governance Committee does take into account a number of factors, qualifications and skills that it deems appropriate. The Company and the Board, at a minimum, seek to have Directors with sound business judgment, wisdom and knowledge in his or her field of expertise. Identified and described below are the additional key experiences, qualifications and skills that are important to the Company’s business and that were considered in the selection of the Directors, which factors may change from time to time.

•

Business experience. The Company and the Board believes that the Company benefits from nominating Directors with a substantial degree of recent business experience. This may include accomplishments or recognized achievements in his or her particular field of practice.

•

Leadership experience. The Company and the Board believes that Directors with experience in significant leadership positions over an extended period, especially President or Chief Executive Officer positions, provide the Company with strategic insights. These Directors generally possess superior leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, long-term strategy, risk management and the methods to drive change and growth.

•

Finance experience. The Company and the Board identified an understanding of finance and financial reporting processes as an important characteristic for our Directors. The Company uses financial measures to evaluate its performance as well as its accomplishment of financial performance targets. In addition, the Board and the Audit Committee oversee the required public disclosure of the Company that includes financial statements and related information.

•

Educational and Industry experience. The Company and the Board seek to have directors with relevant education, business expertise and experience as executives, directors, investors or in other leadership positions in the retail sector, including the Quick Service Restaurant Industry.

The Nominating and Corporate Governance Committee believes that each of the nominees and Directors listed below possess the necessary professional experience and qualifications to contribute to the success of the Company. Mr. Brandon served as the Company’s Chairman and Chief Executive Officer for eleven years and thereby possesses a deep understanding of the Company’s operations, market development objectives, strategic planning and other internal business aspects of the Company. Mr. Brandon brings to the Board extensive executive experience in marketing and sales. His service as a member of the boards of directors of several other companies, including retailers, also makes him uniquely qualified to serve as a director of the Company. Ms. Cantor possesses extensive financial skills and brings to the Board an important financial perspective. Ms. Cantor also provides valuable consumer product and marketing knowledge, as well as significant public company directorship experience. Mr. Federico brings to the Board experience in leading a successful publicly-held restaurant concept and overall business acumen, making him particularly qualified for service as a director of the Company.

Set forth below are the name, age and principal occupation of each nominee for election as a Class II Director and of each continuing member of the Board. Information with respect to the business experience, other publicly-held companies on which they serve, or served in the past five years, as a director and the number of shares of Domino’s Pizza, Inc. common stock beneficially owned by each Director, appears later in this Proxy Statement.

Nominees for Election for Terms Expiring in 2015 (Class II Directors)

Name	Age	Directors and Their Principal Occupations/Business Experience	Director Since
David A. Brandon	59	Mr. Brandon has served as the Director of Athletics of the University of Michigan since March 2010. Mr. Brandon has served as Chairman of the Board of Directors since March 1999. Mr. Brandon also served as Chief Executive Officer of Domino’s Pizza, Inc. from March 1999 through March 2010.	1999

Diana F. Cantor	54	Ms. Cantor has been a Partner with Alternative Investment Management, LLC since January 2010. Ms. Cantor served as a Managing Director with New York Private Bank and Trust from January 2008 through December 2009.	2005

Richard L. Federico	57	Mr. Federico currently serves as Chairman and Chief Executive Officer of P.F. Chang’s China Bistro, Inc. Mr. Federico has been the Chief Executive Officer of P.F. Chang’s China Bistro, Inc. since September 1997 and has been a Director of P.F. Chang’s China Bistro, Inc. since February 1996.	2011

THE BOARD OF DIRECTORS RECOMMENDS THAT THE

SHAREHOLDERS VOTE FOR THE ABOVE NOMINEES.

Continuing Directors

The following Directors will continue to serve after the 2012 Annual Meeting:

Directors with Terms Expiring in 2013 (Class III Directors)

Name	Age	Directors and Their Principal Occupations/Business Experience	Director Since
J. Patrick Doyle	48	Mr. Doyle has served as President and Chief Executive Officer of Domino’s Pizza, Inc. since March 2010 and as a Director since February 2010. Mr. Doyle had served as President, Domino’s U.S.A. from September 2007 to March 2010 and as an executive at Domino’s Pizza, Inc. since 1997.	2010

James A. Goldman	53	Mr. Goldman has served as President and Chief Executive Officer of Godiva Chocolatier Inc. since 2004. Mr. Goldman was President of the Foods and Beverage Division at Campbell Soup Company from 2001 to 2004.	2010

Gregory A. Trojan	52	Mr. Trojan has served as Chief Executive Officer at Guitar Center, Inc. since the fourth quarter of 2010. Mr. Trojan served as President and Chief Operating Officer at Guitar Center, Inc. from 2007 until the fourth quarter of 2010. Mr. Trojan served as President and Chief Executive Officer of House of Blues Entertainment, Inc. from 1996 to 2006.	2010

Directors with Terms Expiring in 2014 (Class I Directors)

Name	Age	Directors and Their Principal Occupations/Business Experience	Director Since
Andrew B. Balson	45	Mr. Balson has been a Managing Director of Bain Capital, LLC, a global investment company, since January 2001. Mr. Balson became a Principal of Bain Capital in June 1998.	1999

Vernon “Bud” O. Hamilton	69	Mr. Hamilton served in various executive positions for Procter & Gamble from 1966 until his retirement in 2003. Mr. Hamilton most recently served as Vice President, Innovation—Research & Development—Global from 2002 through 2003. He also served as Vice President of Procter & Gamble Customer Business Development—North America from 1999 to 2001	2005

In addition, Mark E. Nunnelly resigned from the Company’s Board of Directors on May 3, 2011.

DIRECTOR BACKGROUND INFORMATION

David A. Brandon has served as our Chairman of the Board of Directors since March 1999. Mr. Brandon served as Chairman of the Board and Chief Executive Officer from March 1999 to March 2010. Mr. Brandon was retained by the Company as a Special Advisor from March 2010 to January 2, 2011. Mr. Brandon was President and Chief Executive Officer of Valassis, Inc., a company in the sales promotion and coupon industries, from 1989 to 1998 and Chairman of the Board of Directors of Valassis, Inc. from 1997 to 1998. Mr. Brandon is currently the Director of Athletics for the University of Michigan and serves on the Boards of Directors of Herman Miller, Inc., Kaydon Corporation and DTE Energy and also previously served on the Board of Directors of Burger King Corporation, Northwest Airlines and The TJX Companies, Inc.

Andrew B. Balson has served on our Board of Directors since March 1999, serves on the Nominating and Corporate Governance Committee of the Board of Directors and also serves on the Compensation Committee of the Board of Directors. Mr. Balson has been a Managing Director of Bain Capital, a global investment company, since January 2001. Mr. Balson became a Principal of Bain Capital in June 1998. Mr. Balson serves on the Boards of Directors of Dunkin Brands, Inc., OSI Restaurant Partners, Inc. and FleetCor Technologies, Inc. as well as a number of other private companies. Mr. Balson also previously served on the Boards of Directors of Burger King Corporation and UGS Corp.

Diana F. Cantor has served on our Board of Directors since October 2005, serves as the Chairperson of the Audit Committee of the Board of Directors and also serves on the Nominating and Corporate Governance Committee of the Board of Directors. Ms. Cantor joined Alternative Investment Management, LLC as a Partner in January 2010 and is the Chairman of the Virginia Retirement System, where she also serves on the Audit and Compliance Committee. Ms. Cantor was a Managing Director with New York Private Bank and Trust from January 2008 through the end of 2009. Ms. Cantor served as Executive Director of the Virginia College Savings Plan, the state’s 529 college savings program, from 1996 to January 2008. Ms. Cantor served seven years as Vice President of Richmond Resources, Ltd. from 1990 through 1996, and as Vice President of Goldman, Sachs & Co. from 1985 to 1990. Ms. Cantor is also a member of the Board of Directors of Media General, Inc., The Edelman Financial Group Inc. and Vistage International.

J. Patrick Doyle has served as our President and Chief Executive Officer since March 2010 and has served on our Board of Directors since February 2010. Mr. Doyle served as President, Domino’s U.S.A. from September 2007 to March 2010, Executive Vice President, Team U.S.A. from 2004 to 2007, Executive Vice President of International from May 1999 to October 2004 and as interim Executive Vice President of Build the Brand from December 2000 to July 2001. Mr. Doyle served as Senior Vice President of Marketing from the time he joined Domino’s in 1997 until May 1999. Mr. Doyle serves on the Board of Directors of G&K Services, Inc.

Richard L. Federico has served on our Board of Directors since February 2011 and serves on the Compensation Committee of the Board of Directors. Mr. Federico currently serves as Chairman and Chief Executive Officer of P.F. Chang’s China Bistro, Inc. In December 2000, Mr. Federico was named Chairman of the Board of P.F. Chang’s China Bistro, Inc. Mr. Federico has been the Chief Executive Officer of P.F. Chang’s China Bistro, Inc. since September 1997 and has been a Director of P.F. Chang’s China Bistro, Inc. since February 1996. Mr. Federico also serves on the Board of Directors of Jamba, Inc.

James A. Goldman has served on our Board of Directors since March 2010 and also serves on the Compensation Committee of the Board of Directors. Since 2004, Mr. Goldman has served as president and CEO of Godiva Chocolatier Inc., based in New York City. He was president of the Foods and Beverage Division at Campbell Soup Company from 2001 to 2004. He worked in various executive positions at Nabisco Inc. from 1992 to 2000. Prior to his work at Nabisco Inc., Mr. Goldman was a senior consulting associate at McKinsey & Co. Mr. Goldman served as a member of the Board of Directors at The Children’s Place Retail from 2006 to 2008, on the Compensation Committee. He also served on the Board of Trustees at the YMCA Camps Becket and Chimney Corners in Becket, Massachusetts, from 1992 to 1998.

Vernon “Bud” O. Hamilton has served on our Board of Directors since May 2005, serves as the Chairperson of the Nominating and Corporate Governance Committee of the Board of Directors and also serves on the Audit Committee. Mr. Hamilton served in various executive positions for Procter & Gamble from 1966 through 2003. Mr. Hamilton most recently served as Vice President, Innovation-Research & Development-Global from 2002 through 2003 and served as Vice President of Procter & Gamble Customer Business Development-North America from 1999 to 2001, Vice President of Procter & Gamble Customer Marketing-North America from 1996 through 1998 and President of Eurocos, a wholly-owned subsidiary of Procter & Gamble, from 1994 to 1995.

Gregory A. Trojan has served on our Board of Directors since March 2010 and also serves on the Audit Committee of the Board of Directors. Mr. Trojan is the CEO at Guitar Center, Inc., the leading United States retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment, based in Westlake Village, Calif. Mr. Trojan previously served as president and chief operating officer at Guitar Center, Inc. from 2007 until 2010. From 1996 to 2006, he was president and CEO of House of Blues Entertainment, Inc. Mr. Trojan served as CEO of California Pizza Kitchen for two years while at Pepsico Inc., and held various positions within Pepsico from 1990 to 1996. Prior to that, he was a consultant at Bain & Company, the Wharton Small Business Development Center and Arthur Andersen & Co. Mr. Trojan has previously served on the Board of Directors at Oakley Inc.

CORPORATE GOVERNANCE PRINCIPLES AND DIRECTOR INFORMATION

Domino’s Pizza has a commitment to strong corporate governance practices. These practices provide a framework within which the Company’s Board and management can pursue the strategic objectives of Domino’s Pizza and ensure its long-term growth for the benefit of shareholders. The Company’s corporate governance principles and practices are reviewed annually by the Nominating and Corporate Governance Committee and any changes are recommended to the Board for approval. The Company’s Corporate Governance Principles are posted on the Domino’s corporate and investor website www.dominosbiz.com under the Investors section and are available free of charge upon request from the Company’s Corporate Secretary. The Company’s corporate and investor website (“Investors” section on www.dominosbiz.com) also contains the Nominating and Corporate Governance Committee Charter, the Compensation Committee Charter, and the Audit Committee Charter. All the referenced charters and the other documents referenced herein are available free of charge upon request from the Company’s Corporate Secretary.

The Corporate Governance Principles and the Charter of the Nominating and Corporate Governance Committee set forth the Company’s policies with respect to Board structure, membership (including nominee qualifications), performance, operations and management oversight. Pursuant to the Corporate Governance

Principles, the Board meets quarterly in an executive session and in a non-management executive session. The current discussion leader for executive session is generally Mr. Brandon and the current discussion leader for the independent Director session is generally Mr. Balson. All of the independent Directors meet separately at each quarterly Board meeting.

The entire Board of Directors is engaged in risk management oversight. At the present time, the Board has not established a separate committee to facilitate its risk oversight responsibilities. The Board will continue to monitor and assess whether such a committee would be appropriate. In accordance with NYSE listed company rules, the Audit Committee assists the Board of Directors in its oversight of Domino’s Pizza’s company-wide risk management and the process established to identify, measure, monitor, and manage risks, in particular major financial risks. The Board of Directors receives regular reports from management, as well as from the Audit Committee and other standing committees regarding relevant risks and the actions taken by management to adequately address those risks.

The Board believes that a majority of its members should be independent Directors. The Company’s Corporate Governance Principles contain the Company’s standards for director independence. A Director will be designated as independent if he or she; (i) has no material relationship with the Company or its subsidiaries, (ii) satisfies the other criteria specified by NYSE listed company rules, (iii) has no business conflict with the Company or its subsidiaries, and (iv) otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board. The Board has affirmatively determined that the following Directors are independent under that definition:

Andrew B. Balson

Diana F. Cantor

Richard L. Federico

James A. Goldman

Vernon “Bud” O. Hamilton

Gregory A. Trojan

The Corporate Governance Principles further provide that the Directors are invited and expected to attend the Company’s annual meetings of shareholders. All Directors serving at the time attended the 2011 annual meeting of shareholders.

The Company has adopted a Code of Professional Conduct for Senior Financial Officers that applies to all executive officers of the Company, including the Chief Executive Officer and Chief Financial Officer, as well as all of the Company’s other financial officers and other employees with senior financial roles. In addition, the Company has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees that applies to all Directors, officers and employees. The Code of Professional Conduct and the Code of Business Conduct and Ethics are posted on the Company’s corporate and investor website (“Investors” section on www.dominosbiz.com). The Company intends to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the Code of Professional Conduct for the Chief Executive Officer, Chief Financial Officer, Corporate Controller or persons performing similar functions, by posting such information on its website.

A total of five meetings of the Board of the Company were held during 2011. Each Director attended at least 75% of the aggregate of; (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which that Director served during the period each served as a Director.

In accordance with NYSE requirements, the Board has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, all of which are comprised solely of “independent” Directors, as defined by Section 303A of the NYSE listed company rules. Each committee of the Board has designated responsibilities and regularly reports on their activities to the entire Board.

The Company’s current leadership structure separates the Chairman and Chief Executive Officer roles into two positions. David A. Brandon is the Chairman of the Board and J. Patrick Doyle is the Chief Executive Officer. From March 1999 until March 2010, the Company’s leadership structure had both positions combined and since March 2010, the Company’s leadership structure has had the roles divided into two positions. The Company has determined what leadership structure it deems appropriate based on factors such as the experience of the applicable individuals, the current business environment of the Company or other relevant criteria. After considering these factors, the Company determined that separating the positions of Chairman of the Board and Chief Executive Officer is the appropriate leadership structure. The Chief Executive Officer is responsible for the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for the Board meetings and presides over meetings of the Board. The Company and the Board believe that this is appropriate under current circumstances, because it allows management to make the operating decisions necessary to manage the business, while helping to keep a measure of independence between the oversight function of our Board of Directors and operating decisions. The Company and the Board feel that this provides an appropriate balance of operational focus, flexibility and oversight and support this approach.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Messrs. Hamilton (Chair) and Balson and Ms. Cantor. The Committee held three meetings in 2011. Each member of the Nominating and Corporate Governance Committee is independent as required under the NYSE listed company rules as discussed above. A Nominating and Corporate Governance Committee Charter, as approved by the Board, can be found on the Company’s corporate and investor website (“Investors” section on www.dominosbiz.com).

The Committee’s functions include assisting the Board in determining the desired qualifications of Directors, identifying potential individuals meeting those qualifications, proposing to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, further functions include reviewing the succession planning process for senior management of the Company, reviewing the Corporate Governance Principles, making recommendations to the Board with respect to other corporate governance principles applicable to the Company, recommending Directors to serve on committees, overseeing the determinations of director independence, overseeing the annual evaluation of the Board and management and reviewing Board succession plans.

The Nominating and Corporate Governance Committee meets regularly to discuss, among other things, identification and evaluation of potential candidates for nomination as a director. The Nominating and Corporate Governance Committee may use a paid outside search firm to identify possible directors. In addition to the experiences, qualifications and skills for Directors listed under Proposal One, Director candidates will be evaluated according to the qualifications as set forth in the Board’s Corporate Governance Principles, including:

•	High personal and professional ethics, integrity and values;

•	Possession of a range of talents, skills and expertise to provide sound and prudent guidance with respect to the operations and interests of the Company;

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members;

•	Ability to devote the time necessary for the diligent performance of the duties and responsibilities of Board membership;

•	Commitment to serve on the Board over a period of several years to develop knowledge about the Company and its operations;

•	Willingness to represent the long-term interests of all shareholders and objectively appraise management’s performance; and

•	Board diversity and other relevant factors as the Board may determine.

While the Nominating and Corporate Governance Committee does not have a written policy regarding diversity in identifying director candidates, the Nominating and Corporate Governance Committee considers diversity in its search for the best candidates to serve on the Board of Directors. The Committee looks to incorporate diversity into the Board through a number of demographics, skills, experiences, including operational experience, and viewpoints, all with a view to identify candidates that can assist the Board with its decision making. The Committee believes that the current Board of Directors reflects diversity on a number of these factors.

The nominees for election at the Annual Meeting, David A. Brandon, Diana F. Cantor and Richard L. Federico, already serve as Directors of the Company.

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2013 annual meeting of shareholders, provided that the names of such nominees are submitted in writing, not later than November 16, 2012, to Adam J. Gacek, Corporate Secretary, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a Director, if elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.

Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for Director recommended by a shareholder.

Compensation Committee

The current members of the Compensation Committee are Messrs. Balson (Chair), Federico and Goldman. Mr. Balson was appointed Chairperson of the Compensation Committee when Mr. Nunnelly’s term as a Director ended on May 3, 2011. Each member of the Compensation Committee is independent as required under the NYSE listed company rules. The Compensation Committee met four times during 2011 to conduct its required business in accordance with the Compensation Committee Charter. A Compensation Committee Charter, as approved by the Board, can be found on the Company’s corporate and investor website (“Investors” section on www.dominosbiz.com).

The Compensation Committee’s functions include examining the levels and methods of compensation employed by the Company with respect to the Chief Executive Officer and other executive officers, making recommendations with respect to other executive officer compensation, reviewing and approving the compensation package of the Chief Executive Officer, making recommendations to the Board with respect to director compensation, making recommendations to the Board with respect to incentive compensation plans and equity-based plans, making plan administration and compensation decisions under equity compensation plans approved by the Board, administering one or more incentive bonus plans, subject to shareholder approval, that will qualify as compensation paid thereunder as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), and implementing and administering such plans.

Audit Committee

The members of the Audit Committee are Ms. Cantor (Chair) and Messrs. Hamilton and Trojan. Each member of the Audit Committee is independent as required under the NYSE listed company rules. The Committee met five times during 2011. The Audit Committee Charter, as approved by the Board, can be found on the Company’s corporate and investor website (“Investors” section on www.dominosbiz.com).

The Board has determined that two of its independent members, Ms. Cantor, and Mr. Trojan, are Audit Committee financial experts under Item 407(d)(5) of Regulation S-K. The Audit Committee’s functions include; (i) providing assistance to the Board in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accountants, the Company’s system of internal controls, the internal audit function, the Company’s code of ethical conduct, (ii) retaining and, if appropriate, terminating the independent registered public accountants, and (iii) approving audit and non-audit services to be performed by the independent registered public accountants.

The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by the Company’s independent public registered accountants are pre-approved. This policy can be found on the Company’s corporate and investor website (“Investors” section on www.dominosbiz.com).

Audit and Other Service Fees

The following table sets forth the aggregate fees for professional services. All such services were pre-approved by the Audit Committee and rendered by PricewaterhouseCoopers LLP for each of the last two fiscal years (dollars in thousands):

	2011	2010
Audit fees(1)	$1,500	$1,053
Audit-related fees(2)	68	59
Tax fees(3)	—	—
All other fees(4)	2	2

Total	$1,570	$1,114

(1)	Includes services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, the audits of certain subsidiaries and other audit services normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. The amounts also include services related to Sarbanes-Oxley Act compliance. The 2011 amounts also include fees for services related to the Company’s proposed recapitalization transaction that began in 2011 and is expected to be completed in 2012.

(2)	Includes fees for services related to the audit of the Domino’s advertising fund subsidiary and discussions concerning financial accounting and reporting standards.

(3)	Includes services rendered for tax compliance, tax advice and tax planning.

(4)	Annual license fee for technical accounting research software.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Act of 1934, except to the extent the Company specifically incorporates this Report.

The Audit Committee is governed by a written charter which was adopted by the Company’s Board of Directors and is reviewed annually by the Audit Committee. The Audit Committee is responsible for overseeing the quality and integrity of the Company’s accounting, auditing, financial reporting and internal control practices. The Audit Committee is responsible for, in addition to other activities, the appointment, retention and compensation of the Company’s independent registered public accountants. The Audit Committee has a policy with respect to the pre-approval of non-audit services.

Each member of the Audit Committee is independent as required under the NYSE listed company rules. The Board has determined that two of its independent members, Ms. Cantor and Mr. Trojan, are audit committee financial experts under Item 407(d)(5) of Regulation S-K. The Audit Committee met five times during 2011.

In performing its responsibilities, the Audit Committee, in addition to other activities; (i) reviewed and discussed the Company’s audited financial statements with management, (ii) discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accountants, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standards Section 380 (Communication With Audit Committees), and (iii) received the letter from PricewaterhouseCoopers LLP required by the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and discussed with PricewaterhouseCoopers LLP the firm’s independence. Based on these reviews, discussions and activities, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2011 for filing with the Securities and Exchange Commission.

The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining such firm’s independence. After reviewing the services provided by PricewaterhouseCoopers LLP, including all non-audit services, the Audit Committee, in accordance with its charter, authorized the reappointment, subject to shareholder ratification, of PricewaterhouseCoopers LLP as the independent registered public accountants of the Company.

Respectfully submitted,

Audit Committee

Diana F. Cantor, Chairperson

Vernon “Bud” O. Hamilton

Gregory A. Trojan

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners

The following table sets forth information (based upon filings with the Securities and Exchange Commission) with respect to the persons believed by the Company to own beneficially more than 5% of the outstanding common stock, par value $0.01 per share, of the Company as of December 31, 2011:

	Common Stock, par value $0.01 per share
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Cedar Rock Capital Limited(1) 110 Wigmore Street London W1U 3RW United Kingdom	5,705,279	9.88%
Scout Capital Management, LLC(2) 640 Fifth Avenue, 22nd Floor New York, NY 10019	5,551,447	9.61%
Trian Fund Management, L.P.(3) 280 Park Ave, 41st Floor New York, New York 10017	4,150,000	7.19%
The Vanguard Group, Inc.(4) 100 Vanguard Blvd. Malvern, PA 19355	3,266,007	5.66%
Blackrock, Inc. 40 East 52nd Street New York, NY10022	3,210,393	5.56%

(1)	Beneficial ownership, right to vote and right to dispose of the shares is shared between Cedar Rock Capital Limited and Andrew Brown.

(2)	Scout Capital Management, LLC serves as investment manager to two Delaware limited partnerships and two Cayman Islands exempted companies (collectively, the “Funds”), with respect to the shares of common stock directly owned by the Funds. James Crichton and Adam Weiss are the managing members of Scout Capital Management, LLC and shares voting and dispositive power of the common stock directly owned by the Funds.

(3)	Represents shares beneficially owned by Trian Fund Management, L.P. (“Trian”), in its capacity as the management company for certain funds and investment vehicles managed by it. Trian Fund Management GP, LLC (“Trian GP”), which is controlled by Nelson Peltz, Peter W. May and Edward P. Garden, is the general partner of Trian. All of the shares are held with shared dispositive power and voting power by Trian, Trian GP, Mr. Peltz, Mr. May and Mr. Garden.

(4)	Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 84,270 shares of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

The foregoing information is based upon Schedule 13G reports or amendments filed with the Securities and Exchange Commission (the “SEC”) by the above beneficial owners in 2012, with respect to their holdings of the common stock of Domino’s Pizza, Inc. as of December 31, 2011.

Security Ownership of Management

The following table sets forth, as of January 1, 2012, information with respect to the Company’s common stock, par value $0.01 per share, owned beneficially by each Director, by each nominee for election as a Director of the Company, by the Executive Officers named in the Summary Compensation Table starting on page 25 of this Proxy Statement and by all Directors and Executive Officers as a group, listed on Annex A:

Name of beneficial owner	Amount and nature of beneficial ownership(1)(2)	Percent of class
J. Patrick Doyle	1,061,166	1.84%
Michael T. Lawton	369,467	*
Richard E. Allison, Jr.	45,000	*
Scott R. Hinshaw	188,683	*
Russell J. Weiner	242,252	*
David A. Brandon(3)	239,360	*
Andrew B. Balson	58,493	*
Diana F. Cantor	43,000	*
Richard L. Federico	6,250	*
James A. Goldman	30,250	*
Vernon “Bud” O. Hamilton	81,750	*
Gregory A. Trojan	18,250	*
All Directors and executive officers as a group (18 persons)	3,644,239	6.31%

*	Less than 1%.

(1)	Includes shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following January 1, 2012.

(2)	Includes restricted stock and performance shares granted prior to January 1, 2012.

(3)	Includes 29,177 shares of common stock held by The David A. Brandon Foundation.

The information with respect to beneficial ownership is based upon information furnished by each Director, nominee or Executive Officer, or information contained in filings made with the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, certain executive officers and persons who own more than 10% of Domino’s Pizza, Inc. common stock to file initial reports of ownership and reports of changes in ownership of Domino’s Pizza, Inc. common stock with the Securities and Exchange Commission and the NYSE. The Company assists its Directors and certain executive officers in completing and filing those reports. Domino’s is required to disclose in its proxy statement any failure to file these reports by the required due dates. The Company believes that all filing requirements applicable to its Directors, executive officers and shareholders who own more than 10% of Domino’s Pizza, Inc. common stock were complied with during the last completed fiscal year.

EXECUTIVE COMPENSATION

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s fiscal 2011 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Respectfully submitted,

Compensation Committee
Andrew B. Balson, Chairperson
Richard L. Federico
James A. Goldman

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Domino’s Pizza’s mission statement is “Exceptional franchisees and team members on a mission to be the best pizza delivery company in the world.” To fulfill this mission, the Compensation Committee of the Board of Directors believes that Domino’s must recruit and retain capable and high-performing executives. The Company completed another profitable year in 2011. The following table illustrates the Company’s growth in fiscal 2011 in terms of revenues, segment income (as disclosed in Note 11 to the Company’s consolidated financial statements for the fiscal year ended January 1, 2012), income from operations and stock price relative to performance in fiscal 2010 and fiscal 2009.

	2011 ($ in millions, except stock price)	2010 ($ in millions, except stock price)	2009 ($ in millions, except stock price)	Change from 2009 to 2011 (%)
Revenues	$1,652.2	$1,570.9	$1,404.1	17.7%
Segment Income	$295.0	$265.5	$233.5	26.3%
Income from Operations	$259.1	$227.7	$189.5	36.7%
Stock Price per Share at Fiscal Year End	$33.95	$15.95	$8.38	305.1%

Performance during fiscal 2011, and for the three-year period ending with fiscal 2011, demonstrated significantly improved financial results and a corresponding dramatic growth in the Company’s stock price.

The Compensation Committee uses total direct compensation, consisting of annual base salary, annual performance incentive and long-term compensation, as the primary components of compensation for the named executive officers. The Compensation Committee places a significant focus on performance-based compensation, resulting in a target percentage for performance-based compensation for each named executive officer being approximately 67% of their respective total direct compensation. For the Chief Executive Officer, the Compensation Committee places more emphasis on the performance-based components of total direct compensation, so that the total direct compensation is targeted generally to be 80% performance-based compensation. The primary focus on performance-based compensation rewards strong financial performance and aligns the interests of the named executive officers with the Company’s shareholders.

Other aspects of our compensation program are intended to further align our executives’ interests with shareholders. These include:

•	Stock ownership guidelines that closely align executives’ interests with those of shareholders;

•	No required tax gross-ups on income associated with payments made in connection with a change of control; and

•	No special or supplemental pension, health or death benefits for current named executive officers.

Overview

The Compensation Committee of the Board of Directors, or the Compensation Committee, is responsible for determining the compensation of the executive officers and administering the plans in which the executive officers, the Directors and the Company’s other employees participate. The goal of the Company’s compensation system is to attract, motivate and retain talented individuals to help Domino’s Pizza attain the Company’s business goals and objectives. Domino’s Pizza is committed to achieving long-term, sustainable growth and increasing shareholder value. The Domino’s Pizza compensation programs for executive officers are designed to maintain these commitments and encourage strong financial performance on an annual and longer-term basis. The principal elements of the total compensation for the Chief Executive Officer and other named executive officers are; (i) annual base salary, (ii) annual performance incentives and (iii) long-term compensation consisting of stock options and performance shares, as well as certain perquisites and other benefits.

Compensation Process and Philosophy

The Compensation Committee uses total direct compensation, consisting of annual base salary, annual performance incentive and long-term compensation, as its measurement when it determines the level and components of compensation for the named executive officers. In order to maintain the effectiveness of the Company’s current executive compensation structure, the Compensation Committee annually reviews the reasonableness of executive compensation levels using professional compensation consultants, currently Towers Watson & Co. (“Towers”), as well as public information about comparable companies within the Company’s industry, and evaluates it in light of individual performance as well as the Company’s growth and profitability. In making such determinations, the Compensation Committee reviews the nature and scope of each executive officer’s responsibilities as well as his or her effectiveness in supporting the Company’s long-term goals. The Compensation Committee attempts to set levels of salary, annual performance incentives, and other compensation at levels that will attract, motivate, and retain superior executive talent in a highly competitive environment.

In addition, the Compensation Committee considered the results of the advisory vote by shareholders on the “say-on-pay” proposal presented to stockholders at the Company’s 2011 annual meeting of shareholders. There was overwhelming support at the 2011 annual meeting for the compensation program offered to the Company’s named executive officers with more than 98% of votes cast in favor. Accordingly, the Committee made no direct changes to the Company’s executive compensation program as a result of the say-on-pay vote. At the 2011 annual meeting, the shareholders of the Company also voted in favor of an annual say-on-pay vote and the Company has elected to follow such advisory vote.

Total Direct Compensation

The Compensation Committee used total direct compensation as its measurement when it determined the level and components of compensation for each of the Chief Executive Officer, the Chief Financial Officer and the three other executive officers of Domino’s Pizza, Inc. who were the most highly compensated for 2011. The Company collectively refers to these executive officers throughout this section as the “named executive officers.” The Compensation Committee conducted a review of the total direct compensation of the named executive officers of Domino’s Pizza using data provided by Towers. For the named executive officers, except for the Chief Executive Officer, the Compensation Committee used the following three components in establishing total direct compensation; (i) annual base salary, (ii) annual performance incentives and (iii) long-term compensation in the form of equity grants consisting of stock option grants and performance share grants. The Compensation Committee targets their total direct compensation of the named executive officers, with the exception of the Chief Executive Officer, to be allocated equally between 33% annual base salary, 33% annual performance incentive and 34% long-term compensation.

For the Chief Executive Officer, the Compensation Committee places more emphasis on the performance-based components of total direct compensation, comprised of the annual performance incentive and long-term compensation in the form of stock option grants and performance share grants, so that the Chief Executive Officer’s total direct compensation is targeted generally to be allocated as 20% annual base salary, 35% annual performance incentive and 45% long-term compensation. The Compensation Committee believes that the proportion of the Chief Executive Officer’s performance-based compensation as a component of total direct compensation should be greater than that of the Chief Executive Officer’s annual salary because performance-based compensation serves to align the Chief Executive Officer’s interest with the interests of the Company’s shareholders. For 2011, the amount of annual performance incentive indicated in the Summary Compensation Table as earned by the named executive officers is greater than the respective stated target percentage due to overachievement by the Company in relation to the Amended Domino’s Pizza Senior Executive Annual Incentive Plan (the “Amended 162(m) Plan”) as further described below.

Components of Total Compensation

Annual Base Salary. The Compensation Committee annually reviews and approves the base salaries of the named executive officers, including the Chief Executive Officer. In making these determinations, the Compensation Committee considers various factors such as the peer group median base salary, the executive’s employment agreement with the Company, the executive’s individual performance, responsibilities, leadership and years of experience, the performance of the Company with respect to the annual performance incentive measurement, and the total direct compensation package. For 2011, the base salaries for the named executive officers, excluding the Chief Executive Officer, ranged from 90% to 104% of the peer group median base salary. Such peer group is more fully described below in the section titled “Benchmarking and Peer Group.”

Annual Performance Incentives. The following section describes the annual performance incentive for fiscal 2011 for each of the named executive officers of the Company. For the Chief Executive Officer, Mr. Doyle, the annual performance incentive target was 200% of his annual base salary. For the Chief Financial Officer, Mr. Lawton, the Executive Vice President of International, Mr. Allison, the Executive Vice President of Franchise Operations and Development, Mr. Hinshaw, and the Executive Vice President and Chief Marketing Officer, Mr. Weiner, the annual performance incentive target was 100% of their respective annual base salaries. The Compensation Committee approved annual performance incentives for the named executive officers, based on whether the pre-approved incentive targets were met. The Compensation Committee may revise the established performance criteria and establish new performance criteria at their discretion.

In 2010, the Compensation Committee, Board of Directors and shareholders approved the Amended 162(m) Plan. The Amended 162(m) Plan allows the Compensation Committee flexibility in establishing the annual participants, performance measures, performance periods and performance targets, including minimum and maximum annual payment thresholds. This maximum annual threshold will not exceed $5,000,000 per participant. The Compensation Committee made awards under the Amended 162(m) Plan for 2011 (the “2011 Awards”) to the named executive officers, including the Chief Executive Officer, except for Mr. Allison. Mr. Allison joined the Company after the Compensation Committee established the Amended 162(m) Plan participants and awards. Therefore, for 2011, Mr. Allison participated in the Company’s Team Achievement Dividend Plan (the “TAD Plan”) which mirrored the feature described below of the Amended 162(m) Plan but the TAD Plan was not a Section 162(m) plan. Section 162(m) of the Internal Revenue Code of 1986, as amended, is described below in the section titled “Tax and Accounting Considerations.”

The Compensation Committee established the following features of the 2011 Awards for the named executive officers, including the Company’s Chief Executive Officer; (i) an annual performance period measured at the end of fiscal 2011, (ii) a potential mid-year payment of 50% of an individual’s annual performance incentive target only if the Company exceeds its performance target for the first two fiscal quarters of 2011, which would reduce a named executive officer’s annual performance incentive payment by a corresponding amount, (iii) no year-end payment to a named executive officer unless 85% of the annual performance target is attained, (iv) each named executive officer receives two-thirds of one percent (2/3%) of a specified percentage of his or her base salary for every one-tenth of one percent (0.1%) that actual performance exceeds 85% of the annual performance target, and

(v) named executive officers will be eligible to receive payments in excess of 100% of their annual performance incentives if the Company achieves greater than 100% of the annual performance target in accordance with the payment scale and the maximum award amount of $5,000,000 per participant.

The measurement of such performance used segment income as defined by the Company under Accounting Standards Codification 280 (“ASC 280”) with certain adjustments (“Performance Measure”) and it was uniform for all the Company’s named executive officers. In 2011, in accordance with Section 162(m), the Compensation Committee approved a financial measurement based on segment income as used in the Company’s financial reporting that includes all of the Company’s segments in part to comply with the requirements of Section 162(m). Specifically, this means that to determine the amounts of awards, if any, to be paid to the named executive officers, for 2011, the Compensation Committee used the Performance Measure, which were established by the Compensation Committee in February of 2011, upon which achievement of the performance targets was calculated. The Compensation Committee determined that using segment income with certain adjustments as the basis for financial targets upon which incentive targets for the Amended 162(m) Plan were set was appropriate in 2011 because the Compensation Committee believes this measure is a reliable barometer for overall success of the Company as well as being similar to the measure used for other employees of the Company who are not named executive officers.

For illustrative purposes, assume a named executive officer had an annual base salary of $100,000 per year and was eligible for an annual performance incentive of 100% of his or her annual salary. Further assume that the Company had an annual performance target of $10,000,000. The Compensation Committee determined that the annual performance result was $10,100,000 or 101.0% achievement of the annual performance target and that the Company exceeded its performance target for the first two fiscal quarters. In such a situation, the Company would pay the named executive officer 106.67% of his or her annual performance incentive, or $106,670. Additionally, 50%, or $50,000, of the named executive officer’s annual performance incentive (“Mid-Year Payment”) would be paid subsequent to the second fiscal quarter in conjunction with the Company exceeding its performance target for the first two fiscal quarters. Such Mid-Year Payment is not subject to forfeiture if the Company does not achieve the annual performance target.

The specific incentive targets were intended to reward outstanding financial performance by the Company. The performance targets were set to be aggressive, yet realistic to sufficiently motivate executive performance. At its December 2010 meeting, the Compensation Committee established the annual performance target for 2011 as $280.0 million of adjusted segment income, as detailed above. In the past eight years, the executives have achieved the following percentages of annual performance incentives:

Year	Company Achievement on Target
2004	100.7%
2005	132.0%
2006	69.0%
2007	0.0%
2008	0.0%
2009	100.0%
2010	183.4%
2011	135.8%

Given that the Company paid less than 70.0% of the annual performance incentive to its executives for fiscal 2006 and no annual performance incentive to its executives for fiscal 2007 and fiscal 2008, the Company believes that the annual performance incentive structure for executives, while certainly possible and aspirational in nature, is relatively difficult to achieve. The annual performance incentive payouts for 2011 were above 100% due to the fact that the Company achieved greater than 100% of the 2011 annual performance target, even though the Compensation Committee raised the 2011 target more than 18.6% from the 2010 target. In addition, because the annual performance targets set by the Compensation Committee were based on the Company’s performance as a whole, the likelihood of each named executive achieving his annual performance incentive was equal.

The specific incentive targets established by the Compensation Committee take into account a variety of factors including certain plans, programs, raw material pricing and discounts, including long-term supply contracts, product pricing and discounts, volume and sales predictions, marketing plans and expenses, domestic and international store count projections, product initiatives, macroeconomic conditions and other meaningful information.

All of the named executive officers have employment agreements that outline certain provisions of his or her annual performance incentive and the other provisions are contained in the Amended 162(m) Plan, which is governed by Section 162(m) of the Internal Revenue Code of 1986, as amended, and is described below in the section titled “Tax and Accounting Considerations.”

For 2011, the Compensation Committee determined that the annual performance target had been achieved to 105.4% of the annual performance target and, in accordance with the payout provisions of the Amended 162(m) Plan, or the TAD Plan for Mr. Allison, each of the named executive officers received 135.8% of his annual performance incentive. The Compensation Committee believes that the annual performance target it set for 2011 was appropriately aggressive in the macroeconomic environment.

Long-Term Compensation. The Compensation Committee believes that an equity component of named executive officer compensation serves to align the named executive officers’ interests with creating shareholder value. To that end, the Compensation Committee provides and maintains long-term incentive programs consisting of an equity incentive plan. The Compensation Committee has the authority to issue equity awards under the Amended Domino’s Pizza, Inc. 2004 Equity Incentive Plan (the “2004 Plan”) to all eligible team members. Awards to the Chief Executive Officer and other named executive officers are also presented to the Board of Directors by the Compensation Committee and are ratified by the Board of Directors. Under the 2004 Plan, the Compensation Committee may award incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, unrestricted stock, stock deliverable on a deferred basis, performance share awards, and cash payments intended to defray the cost of awards. The 2004 Plan also limits the maximum number of shares for which awards may be granted to any participant in any year to 1,000,000 shares per participant. The limit on shares available under the 2004 Plan, the individual limits, and other award terms are subject to adjustment to reflect stock splits or stock dividends, combinations, and certain other events. The 2004 Plan also includes provisions concerning the treatment of awards upon the termination of service of an individual employee, and in the case of a change of control of the Company, merger or similar corporate transaction by the Company. In 2011, the Compensation Committee made awards under the 2004 Plan to each of the named executive officers.

In 2011, the Compensation Committee continued its use of performance shares as a vehicle for long-term compensation. Performance share awards are full value awards that consist of Domino’s Pizza, Inc. common stock with both time-based and performance-based vesting conditions that generally vest over three years in three separate vesting tranches. Each vesting tranche has its own performance-based vesting condition that is established annually by the Compensation Committee. The performance-based vesting condition for the performance shares granted through fiscal 2011 was the achievement of above 85% of the performance target for each respective vesting tranche. If the achievement of above 85% of the performance target occurs, each respective vesting tranche vests 100% and if the achievement of above 85% of the performance target does not occur, each respective vesting tranche is cancelled and forfeited. The performance shares do not contain a provision for partial vesting or vesting in excess of 100% of target shares. All unvested performance shares are canceled upon termination of the named executive officer’s employment, except in certain circumstances such as death and qualified retirement. The specified service and age requirements for qualified retirement are 10 years of service and 55 years of age. Upon the achievement of the qualified retirement requirements, in the event a named executive officer’s employment is terminated, the performance shares will continue to be eligible to vest upon the achievement of the applicable performance criteria.

The Compensation Committee believes that performance shares align with peer group practices to provide a diversified equity compensation strategy. Recipients of performance shares do not receive a benefit from performance shares unless the Company achieves the applicable performance goal and receive incremental benefits as the market price of the Company’s common stock increases. Participation in the Company’s equity incentive programs accomplishes the objective of linking each named executive officer’s opportunity for financial gain to increases in shareholder wealth, as reflected by the market price of the Company’s common stock.

In 2011, the Compensation Committee continued its use of stock options as an additional vehicle for long-term compensation. Recipients of stock option grants do not receive a benefit from stock options unless and until the market price of the Company’s common stock increases and the recipient exercises such stock options or from potential anti-dilution payments made in connection with mandatory stock option payments, including those that may be made in connection with the declaration of a dividend, as more fully described below.

Beginning in 2009, stock options awarded under the 2004 Plan have a maximum term of ten years and vest ratably over three years, and vested options are exercisable for a limited period of time after termination of the executive officer’s employment, except under certain circumstances including death and qualified retirement. Stock options awarded prior to 2009 under the 2004 Plan had the same terms as stock options granted in 2009 and forward, except those stock options generally vested ratably over five years. The Compensation Committee determined that a three-year vesting period was more closely aligned with industry standards and appropriate for the Company to continue to compete for the highest quality talent. All options awarded under the 2004 Plan are granted with an exercise price equal to the closing price of Domino’s Pizza, Inc. common stock on the grant date of the award.

In February 2009, the Compensation Committee approved the amendment of existing stock option agreements issued under the 2004 Equity Incentive Plan and all future stock option agreements issued under the 2004 Equity Incentive Plan. These amendments provide for accelerated vesting and extended exercise periods upon the retirement of option holders who have achieved specified service and age requirements. For employees, the specified service and age requirements are 10 years of service and 55 years of age. For Directors, the specified service and age requirements are 5 consecutive years of service and 55 years of age. Upon, the achievement of the requirements, all outstanding unvested options will vest upon such qualified retirement and remain exercisable through the original term of the option grant.

In 2007, the Company’s Board of Directors adopted a dividend equivalent rights policy. A majority of the Company’s currently outstanding vested and unvested stock options are held by the Company’s management. Therefore, a dividend equivalent rights policy aligns the interests of both shareholders and management by allowing for both groups to be rewarded in the event of the declaration of a dividend. Without this dividend equivalent rights policy, management and other option holders may be unfairly impacted by the payment of dividends through the loss of equity value. Additionally, by adding a dividend equivalent rights policy to the Company’s stock options, the stock options become a reward for total shareholder return instead of stock price growth alone. Consequently, stock options held by management that receive dividend equivalent rights mirror the rights and interests of the Company’s common shareholders. Therefore, when the Board of Directors considers the declaration of a dividend and the application of the dividend equivalent rights policy; the interests of management, the Board of Directors and the shareholders remain aligned.

Other Elements of Compensation

Employee Stock Payroll Deduction Plan. The Company maintains the ESPDP, adopted in July 2004, to provide employees, including named executive officers, with an opportunity to purchase shares of the Company’s common stock through payroll deductions at a 15% discount from the market price. The ESPDP is a qualified plan under Internal Revenue Code §423. Such shares of the Company’s common stock purchased under the ESPDP have a one-year holding period requirement before team members can sell the shares. The

Compensation Committee believes the ESPDP is an attractive benefit that assists the Company in retaining key employees, securing new qualified employees and providing incentives for employees to work towards achieving the Company’s key objectives because it gives employees access to the Company’s equity at a favorable price.

Retirement Benefits. The Company does not maintain a defined benefit pension plan. The only current retirement benefit obligation of the Company is the continued medical coverage for David A. Brandon and his spouse during their lifetime.

Deferred Compensation. The Company maintains a nonqualified elective deferred compensation plan, or the DCP, which is available to its named executive officers and select senior management. Deferred amounts under the DCP are invested in mutual funds or other investments available under the DCP. The Company does not provide an employer match for amounts deferred in the DCP. The DCP is described more fully below.

Perquisites. The Company makes a limited amount of perquisites available to its executive officers, all of which are detailed, in the case of our named executive officers, in the footnotes to the Summary Compensation Table below. Each participating executive officer is reimbursed for expenses related to the completion of an annual comprehensive physical for themselves and their spouse. Additional information regarding perquisites provided to named executive officers is set forth in the Summary Compensation Table in this Proxy Statement.

Certain Other Benefits. The Company also maintains a benefits program comprised of retirement income and group insurance plans. The objective of the program is to provide the named executive officers and certain other full-time team members with reasonable and competitive levels of benefits for the four contingencies (retirement, death, disability and illness), which will interrupt the eligible employee’s employment and/or income received as an active employee. The retirement program consists of two savings plans; (i) a tax-qualified 401(k) savings plan, and (ii) a non-qualified deferred compensation plan (the DCP referenced above). The 401(k) savings plan is open to all employees age 21 or older who have also worked at least 1,000 hours for the Company. The Company provides a match on employee 401(k) contributions equal to 100% on the first three percent (3%) contributed by employees into their 401(k) funds and 50% on each of the fourth and fifth percent (4% and 5%) of employee 401(k) contributions. The non-qualified deferred compensation plan is offered to select senior management, including all named executive officers.

The Company’s group insurance program consists of life, disability and health insurance benefit plans that cover all full-time employees. All executive officers are provided reimbursement for payroll contributions when participating in the umbrella insurance policy.

Compensation for Chief Executive Officer

J. Patrick Doyle was named President and Chief Executive Officer of the Company on March 8, 2010 and was also appointed to the Board of Directors of the Company on February 25, 2010. Mr. Doyle previously served as President, Domino’s U.S.A., Executive Vice President of Team U.S.A. and Executive Vice President of International, as well as other senior management roles since joining the Company in August of 1997.

Mr. Doyle entered into an employment agreement that terminates on February 25, 2013. Mr. Doyle’s annual salary was increased by the Compensation Committee from $750,000 to $800,000 on March 1, 2011. The employment agreement also grants Mr. Doyle an annual allotment of 35 hours of personal use of the Company’s corporate aircraft during the term of the agreement at no charge to Mr. Doyle to address bona fide business-oriented security concerns. For any personal use hours over the allotted 35 hours per year, Domino’s has a time-sharing agreement with Mr. Doyle that requires him to reimburse the Company for such personal use of the Company’s corporate aircraft pursuant to a statutory formula. The employment agreement also provides that Mr. Doyle be eligible for an annual performance incentive that is targeted at 200% of his annual base salary, but is not guaranteed, upon the achievement of the annual performance target, the actual amount of which being based on the Company’s achievement of performance target measures under the Amended 162(m) Plan.

As stated above, Mr. Doyle’s annual performance incentive is governed by the Amended 162(m) Plan. Mr. Doyle has the opportunity to earn an annual performance incentive consisting of a cash payment based upon the Company’s performance. The Compensation Committee approves annual performance incentives for Mr. Doyle, based on whether the pre-approved incentive targets were met. The Compensation Committee may revise the established performance criteria and establish new performance criteria at their discretion.

The Compensation Committee determined that using the Performance Measure as the basis for financial targets upon which incentive targets for the Amended 162(m) Plan were set was appropriate in 2011 because this is an accurate measure of the operational results of the Company, is a primary measure used by management to internally evaluate operating performance and determine future performance targets and long range planning, as well as being the same measure used for the annual performance incentive for the other executive officers, including the other named executive officers and similar to the measure used for other employees of the Company who are not executive officers.

In 2011, Mr. Doyle was awarded, as approved by the Board of Directors, long-term compensation in the form of an equity grant under the 2004 Plan consisting of; (i) a stock option grant of 187,000 shares on February 23, 2011, with a three-year graded vesting period, a ten-year life and an exercise price equal to the closing price on the day of the grant, and (ii) performance share grant of 62,500 shares on February 23, 2011 that vest equally over three years in separate tranches. These performance shares have the same terms and conditions as those described above in the long-term compensation section. Awards under the Company’s 2004 Plan in the form of stock options and performance shares are designed to reward demonstrated leadership, motivate future superior performance, align the interests of the Chief Executive Officer with the shareholders and to retain the Chief Executive Officer. The Compensation Committee believes that Mr. Doyle’s compensation is appropriate in relation to his experience, skills, past performance and market data. For peer group surveys, in December 2010, Towers provided an Executive Officer Compensation Study (the “2010 Study”) to the Compensation Committee that combined peer group data and published surveys. In the 2010 Study, the median annual base compensation for chief executive officers (the “2010 CEO Median”) was $925,000. The Compensation Committee considered the results of this Study when it determined to set Mr. Doyle’s annual base salary at $800,000 per year or 86.5% of the 2010 CEO Median. In December 2011, Towers provided an Executive Officer Compensation Study (the “2011 Study”) to the Compensation Committee that combined published surveys from general business industry and the quick service restaurant industry. In the 2011 Study, the median annual base compensation for chief executive officers (the “CEO Median”) was $970,000. The Compensation Committee considered the results of the 2011 Study when it determined to increase Mr. Doyle’s annual base salary to $850,000 per year or 87.6% of the CEO Median, effective March 1, 2011. The 2009 Study, 2010 Study and 2011 Study (collectively, the “Towers Studies”) are described in more detail below in the section titled “Benchmarking and Peer Group.”

The Compensation Committee believes that Mr. Doyle’s current annual base salary is an appropriate annual base salary for the Chief Executive Officer, at a rate below the CEO Median because of Mr. Doyle’s relative experience as a Chief Executive Officer. The Compensation Committee will continue to evaluate Mr. Doyle’s performance as Chief Executive Officer and make any further necessary adjustments. In addition, while Mr. Doyle’s annual base salary is below the CEO Median, his annual performance incentive target and long-term compensation is at or above the market data detailed in the 2011 Study which brings his total direct compensation above the market median. Mr. Doyle’s opportunities to increase his future compensation depend on the Company’s future performance and the competitive pay practices of comparable positions within the food-service industry.

The Compensation Committee believes Mr. Doyle’s compensation package effectively links shareholder and financial performance to Mr. Doyle’s total direct compensation through the use of long-term awards and cash compensation that is based, in part, on Company performance. With respect to financial performance, the Company’s global retail sales, defined as total worldwide retail sales at Company-owned and franchise stores, increased to approximately $6.3 billion in 2010, Mr. Doyle’s first year as Chief Executive Officer, and to approximately $6.9 billion in 2011. Segment income was $265.5 million in 2010 and increased to $295.0 million in 2011. As it relates to an increase in shareholder value, the price of the Company’s common stock has increased a total of 188% during Mr. Doyle’s tenure as CEO. The Compensation Committee has continued the Company’s practice of using performance-based awards for equity compensation to named executive officers, consisting of stock options and performance shares. The philosophy behind this practice is that stock options and performance shares require increased Company financial performance in order to earn the Chief Executive Officer long term compensation.

Benchmarking and Peer Group

The Compensation Committee has commissioned several peer group and market surveys, including the Towers Studies described above, for a review of Chief Executive Officer and other named executive officer compensation at the Company’s peer group. The Compensation Committee evaluates executive compensation by measuring the total direct compensation of the Chief Executive Officer and other executive officers against benchmarks of comparable companies. The Compensation Committee targeted the annual Chief Executive Officer’s salary for Mr. Doyle to be between 90% and 100% of the market median for the Company’s peer group and total direct compensation for Mr. Doyle to be above the market median for the Company’s peer group based on the industry, financial performance and characteristics of the peer group companies. The Compensation Committee believes it is appropriate to compensate Mr. Doyle at this rate as a Chief Executive Officer with a significant level of operational experience in the industry in which the Company competes and has served in an executive capacity at the Company for more than 13 years. The Compensation Committee targeted the annual salary for the other named executive officers to be between 90% and 110% of the market median for the Company’s peer group and total direct compensation for the other named executive officers to be above the market median for the Company’s peer group.

For the 2010 Study, the Company selected the following companies to include in its peer group: Darden Restaurants, Inc., Brinker International, Inc., Jack in the Box Inc., CBRL Group, Inc., Wendy’s/Arby’s Group, Inc., DineEquity, Inc., Ruby Tuesday, Inc., Papa John’s International, Inc., Panera Bread Company and CEC Entertainment, Inc., The Cheesecake Factory Incorporated, California Pizza Kitchen, Inc., Buffalo Wild Wings, Inc., Chipotle Mexican Grill, Inc., and Sonic Corp. For the 2011 Study, the Company added Bob Evans Farms, Inc. to the 2010 peer group and removed California Pizza Kitchen, Inc. The following criteria were considered in determining the members of the peer group; publicly-traded, quick service restaurant industry, annual revenues between $550.0 million and $7.2 billion, complexity of business, and recruiting pool for executives.

Employment Agreements

Each of the named executive officers is party to an agreement that provides employment and severance terms and for a two year non-competition and non-solicitation agreement. The provisions of the employment agreements relating to termination of employment and severance are described in more detail under “Potential Post Employment Payments to Executive Officers.” We believe entering into non-competition and non-solicitation arrangements with these named executive officers is important to protect the Company following the cessation of their employment and we believe also that severance provisions help attract and retain top performing executive officers.

Stock Ownership Guidelines

The Compensation Committee ratified stock ownership guidelines in April 2007, reviews these guidelines annually and confirmed these guidelines in May 2011. These ownership guidelines provide for stock ownership after five years of employment or service in a covered position with the Company of five times base salary for the Chief Executive Officer and four times base salary for other named executive officers depending on their position. These stock ownership guidelines are designed to align management’s and shareholder’s interests and to encourage loyalty and long-term focus of executives. All of the named executive officers and directors who have completed their respective accumulation period under the guidelines are in compliance with such guidelines.

Tax and Accounting Considerations

Section 162(m) generally limits the tax deductibility of annual compensation paid by a publicly-held company to $1,000,000 per employee per year for certain executive officers. However, this limitation generally does not apply to performance-based compensation under a plan that is approved by the shareholders of a company that also meets certain other technical requirements. The Compensation Committee intends to utilize performance-based compensation programs that meet the deductibility requirements under Section 162(m). At the Company’s 2010 annual meeting of shareholders, the shareholders approved the Amended 162(m) Plan that qualifies under Section 162(m), the terms of which are described above. However, the Compensation Committee also realizes that in order to attract and retain individuals with superior talent, the possibility exists that exceptions may occur. The Company’s compensation and benefit arrangements are also designed to qualify for an exemption under, or satisfy the requirements of, the rules and regulations relating to nonqualified deferred compensation under Internal Revenue Code §409A. The Compensation Committee views the tax deductibility of executive compensation as one factor to be considered in the context of overall compensation philosophy. The Committee reviews each material element of compensation on a continuing basis and takes steps to assure deductibility if that can be accomplished without sacrificing flexibility and other important elements of the overall executive compensation program.

Equity Award Processes

Equity awards are generally granted at the regularly scheduled meetings of the Compensation Committee in February and July of each year. The specific date of these meetings is set by the Board of Directors, along with other Board and committee meetings, generally one to two years in advance. On occasion, in connection with new hires, promotions or certain corporate events, equity awards have been granted at other times during the year. The Compensation Committee does not have any plans, practices or policies of timing these equity award grants in coordination with the release of material non-public information and the Company does not have any plans, practices or policies of timing the release of material non-public information with the timing of equity awards. The exercise price of stock options is set at the closing price of Domino’s Pizza, Inc. common stock on the NYSE on the date of the grant.

Compensation Consultant

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee and to discontinue such services. In accordance with this authority, the Compensation Committee has engaged Towers, as an independent compensation consultant, to advise the Compensation Committee on matters related to executive compensation. In 2011, Towers did not attend any Compensation Committee meetings. However, in December 2011, Towers prepared two studies; the first was an analysis on executive competitive pay practices and the second was an analysis on Board competitive pay practices. Both studies were provided to the Compensation Committee at the December 2011 meeting. The Compensation Committee intends to use Towers in 2012.

Role of Executive Officers in Establishing Compensation

The Company’s executive officers have a limited role in the executive compensation process. The Chief Executive Officer, the Executive Vice President of PeopleFirst and the Compensation Committee annually review the performance of each named executive officer and the other executive officers. In addition, the Chairman of the Board and the Chairperson of the Compensation Committee review the performance of the Chief Executive Officer. The purpose of these reviews is to evaluate performance for a given year and for compensation planning for the subsequent year. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. The Compensation Committee ultimately makes all compensation decisions for the executive officers and approves recommendations regarding equity awards to the executive officers.

Use of Tally Sheets

The Compensation Committee, with the assistance of management of the Company, created a tally sheet to facilitate the Compensation Committee’s review of the total compensation of the named executive officers of the Company. In preparation of this Proxy Statement, the Compensation Committee reviewed the tally sheets for the Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers in accordance with SEC rules. The tally sheets contained annual cash compensation (salary and annual performance incentive), other compensation, stock option exercises, stock award vesting events, annual equity grants under the 2004 Plan, with Accounting Standards Codification 718 (“ASC 718”) fair market values for the grants, potential severance payments, and equity grant holdings with total in-the-money value at the end of the fiscal year.

RISK ASSESSMENT DISCLOSURE

In the fourth fiscal quarter of 2011, senior human resource executives of the Company evaluated and assessed the risks associated with the Company’s compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies. The assessment determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company. An executive summary of the risk assessment was presented to the Compensation Committee in February 2012.

SUMMARY COMPENSATION TABLE FOR 2011

The following table summarizes compensation awarded or paid to, each of the Chief Executive Officer, the Chief Financial Officer, and the three other executive officers of Domino’s Pizza who were the most highly compensated for 2011. All information set forth in this table reflects compensation earned by these individuals for services with Domino’s Pizza. For ease of reference, the Company collectively refers to these executive officers throughout this section as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
J. Patrick Doyle	2011	791,154	—	1,943,108	1,309,000	2,172,800	—	132,089	6,348,151
President and Chief Executive Officer	2010	699,038	—	1,018,688	1,320,000	2,428,816	—	106,774	5,573,316
	2009	502,885	—	340,373	442,152	485,000	—	13,951	1,784,361
Michael T. Lawton	2011	400,000	—	594,257	157,800	543,200	—	14,861	1,710,118
Executive Vice President and Chief Financial Officer	2010	375,904	—	406,063	126,750	690,924	—	16,301	1,615,942
	2009	357,308	—	183,281	206,657	345,000	—	19,867	1,112,113
Russell J. Weiner	2011	410,000	—	768,757	157,800	556,780	—	24,257	1,917,594
Executive Vice President and Chief Marketing Officer	2010	385,000	—	558,663	126,750	706,090	—	12,395	1,788,898
	2009	379,038	100,000	183,273	121,609	365,000	—	29,725	1,178,645
Richard E. Allison, Jr.	2011	315,385	—	800,177	790,600	543,200	—	90,845	2,540,207
Executive Vice President of International	2010	—	—	—	—	—	—	—	—
	2009	—	—	—	—	—	—	—	—
Scott R. Hinshaw	2011	300,000	—	485,505	131,500	407,400	69,506	25,747	1,419,658
Executive Vice President of	2010	290,000	—	309,690	101,400	531,860	58,952	14,823	1,306,725
Franchise Operations and Development	2009	283,192	—	130,911	119,029	273,000	45,046	13,771	864,949

(1)	The amount listed in 2009 reflects a new hire bonus payment to Mr. Weiner.

(2)	The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our executive officers. In accordance with SEC requirements, the amounts reflect the fair value of awards issued in the respective fiscal year and for 2009, the incremental fair value of awards issued under a Stock Option Exchange Program completed in 2009. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended January 1, 2012 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2012. Amounts in the “Stock Awards” column reflect the fair value related to grants of performance shares pursuant to our Amended 2004 Equity Incentive Plan, and amounts in the “Option Awards” column reflect the fair value related to grants of stock options pursuant to our Amended 2004 Equity Incentive Plan. The stock awards for 2011 represent the first two tranches of the performance share awards granted in 2011 and the final tranche of the performance share awards granted in 2010 or the number of shares in each award that have been valued as of January 1, 2012. The remaining number of shares in the 2011 award will be valued when the performance condition is established for the final tranche, which is expected to occur in December 2012.The stock awards for 2010 represent the first two tranches of the performance share award or the number of shares in each award that were valued as of January 2, 2011.

(3)	The 2011 amounts listed for all executive officers are further elaborated upon in the All Other Compensation table below.

The following table below shows amounts under All Other Compensation for 2011:

Name	Year	Perquisites and Other Personal Benefits ($) (1)	Relocation ($)		Insurance Premiums / Medical Reimbursements ($) (2)	Company Contributions to Retirement, 401(k) and Health Savings Plans ($) (3)	Tax Reimbursements ($) (4)	Total ($)
J. Patrick Doyle(6)	2011	68,613	—		2,835	9,800	50,841	132,089
Michael T. Lawton	2011	1,499	—		1,891	9,800	1,671	14,861
Russell J. Weiner	2011	7,396	—		1,327	9,800	5,734	24,257
Richard E. Allison, Jr.	2011	3,599	51,087	(5)	15,938	—	20,221	90,845
Scott R. Hinshaw	2011	8,260	—		1,357	9,800	6,330	25,747

(1)	Mr. Doyle’s amount represents $66,144 in the amount of personal airplane usage and $2,469 in team member awards. Mr. Lawton’s amount represents $1,499 in team member awards. Mr. Weiner’s amount represents $7,396 in team member awards. Mr. Allison’s amount represents $3,599 in team member awards. Mr. Hinshaw’s amount represents $8,260 in team member awards.

(2)	Mr. Doyle’s amount represents company-paid benefit of $1,575 for umbrella liability insurance and company-paid benefit of $1,260 for group term life insurance. Mr. Lawton’s amount represents company-paid benefit of $925 for umbrella liability insurance and company-paid benefit of $966 for group term life insurance. Mr. Weiner’s amount represents company-paid benefit of $925 for umbrella liability insurance and company-paid benefit of $402 for group term life insurance. Mr. Allison’s amount represents company-paid benefit of $1,292 for umbrella liability insurance, company-paid benefit of $210 for group term life insurance and company-paid medical expenses in the amount of $14,436. Mr. Hinshaw’s amount represents company-paid benefit of $925 for umbrella liability insurance and company-paid benefit of $432 for group term life insurance.

(3)	Represents the amount of company match made to the Domino’s Pizza 401(k) Savings Plan.

(4)	Mr. Doyle’s amount represents tax gross up on umbrella liability insurance payments in the amount of $1,085, tax gross up on airplane usage in the amount of $48,054 and tax gross up on certain other perquisites in the amount of $1,702. Mr. Lawton’s amount represents tax gross up on umbrella liability insurance payments in the amount of $638 and tax gross up on certain other perquisites in the amount of $1,033. Mr. Weiner’s amount represents tax gross up on umbrella liability insurance payments in the amount of $638 and tax gross up on certain other perquisites in the amount of $5,096. Mr. Allison’s amount represents tax gross up on umbrella liability insurance payments in the amount of $575, tax gross up for company-paid medical expenses in the amount of $1,547, tax gross up on relocation expenses in the amount of $16,497 and tax gross up on certain other perquisites in the amount of $1,602. Mr. Hinshaw’s amount represents tax gross up on umbrella liability insurance payments in the amount of $638 and tax gross up on certain other perquisites in the amount of $5,692.

(5)	Mr. Allison’s relocation costs represent a home sale incentive of $15,000 and expenses relating to the sale of a previous residence in the amount of $36,087.

(6)	Mr. Doyle reimbursed the company $3,580 in accordance with his Time Sharing Agreement for usage of the corporate aircraft in excess of the allotted hours provided to him in his Employment Agreement.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning non-equity incentive plan awards and individual grants of stock options and restricted stock made during the fiscal year ended January 1, 2012 to each of the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($) (5)	Target ($) (6)	Maximum ($) (7)	Threshold (#)	Target (#)(1)		Maximum (#)
J. Patrick Doyle		—	1,600,000	5,000,000	—	—		—	—	—	—	—
	02/23/2011	—	—	—	—	—		—	—	187,000	16.49	1,309,000
	02/23/2011	—	—	—	—	20,833	(8)	—	—	—	—	343,536
	12/13/2011	—	—	—	—	45,833	(9)	—	—	—	—	1,599,572
Michael T. Lawton		—	400,000	5,000,000	—	—		—	—	—	—	—
	07/20/2011	—	—	—	—	—		—	—	15,000	25.78	157,800
	07/20/2011	—	—	—	—	5,000	(10)	—	—	—	—	128,900
	12/13/2011	—	—	—	—	13,334	(11)	—	—	—	—	465,357
Russell J. Weiner		—	410,000	5,000,000	—	—		—	—	—	—	—
	07/20/2011	—	—	—	—	—		—	—	15,000	25.78	157,800
	07/20/2011	—	—	—	—	5,000	(10)	—	—	—	—	128,900
	12/13/2011	—	—	—	—	18,334	(12)	—	—	—	—	639,857
Richard E. Allison, Jr.		—	400,000	5,000,000	—	—		—	—	—	—	—
	03/14/2011	—	—	—	—	—		—	—	100,000	17.53	738,000
	03/14/2011	—	—	—	—	13,333	(13)	—	—	—	—	233,727
	07/20/2011	—	—	—	—	—		—	—	5,000	25.78	52,600
	07/20/2011	—	—	—	—	1,666	(14)	—	—	—	—	42,950
	12/13/2011	—	—	—	—	15,000	(15)	—	—	—	—	523,500
Scott R. Hinshaw		—	300,000	5,000,000	—	—		—	—	—	—	—
	07/20/2011	—	—	—	—	—		—	—	12,500	25.78	131,500
	07/20/2011	—	—	—	—	4,166	(16)	—	—	—	—	107,399
	12/13/2011	—	—	—	—	10,834	(17)	—	—	—	—	378,106

(1)	Represents one or more tranches of a performance share award of Domino’s Pizza, Inc. common stock, with each tranche equal to one-third of the total performance shares awarded in each respective performance share grant. Each vesting tranche contains a performance condition established annually by the Compensation Committee. In order for each tranche to vest, such performance condition must be achieved and the named executive officer must be an employee of the Company on such vesting date, except under certain circumstances including death and qualified retirement. The awards shown for these performance shares represent the tranches of the award or the number of shares in each award that have been valued. Any remaining number of shares from a respective performance share grant will be valued when the performance condition is established for such tranche of shares.

(2)	All other option awards granted in 2011 vest one-third per year over 3 years beginning on the first anniversary of the grant date and have a 10-year term, provided the named executive officer remains a current employee, or under certain circumstances including death and qualified retirement.

(3)	Reflects the closing price of Domino’s Pizza, Inc. common stock on the NYSE on the date of grant.

(4)	Represents the total ASC 718 fair value of the option awards. Also, represents the total fair value of the stock awards.

(5)	Represents the amount to which such executive would be entitled if the Company had achieved 85% of its annual performance target under the Domino’s Pizza Senior Executive Annual Incentive Plan.

(6)	Represents the amount to which such executive would be entitled if the Company had achieved 100% of its annual performance incentive target under the Domino’s Pizza Senior Executive Annual Incentive Plan.

(7)	Represents the annual maximum amount which such executive would be entitled to receive under the Domino’s Pizza Senior Executive Annual Incentive Plan.

(8)	Represents one-third of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 62,500.

(9)	Represents the sum of; (i) one-third of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 75,000, and (ii) one-third of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 62,500.

(10)	Represents one-third of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 15,000.

(11)	Represents the sum of; (i) one-third of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 25,000, and (ii) one-third of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is15,000.

(12)	Represents the sum of; (i) one-third of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 15,000, (ii) one-third of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 25,000, and (iii) one-third of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 15,000.

(13)	Represents one-third of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 40,000.

(14)	Represents one-third of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 5,000.

(15)	Represents the sum of; (i) one-third of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 40,000, and (ii) one-third of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 5,000.

(16)	Represents one-third of the maximum shares awarded under this performance share award and the maximum number of shares awarded under this performance share award is 12,500.

(17)	Represents the sum of; (i) one-third of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 20,000, and (ii) one-third of the maximum shares awarded under a performance share award and the maximum number of shares awarded under this performance share award is 12,500.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on outstanding option and stock awards for named executive officers as of January 1, 2012:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
J. Patrick Doyle	40,000	—	2.75	07/13/14	(1)	—	—	—	—
	30,000	—	3.61	02/18/15	(1)	—	—	—	—
	51,000	—	11.52	07/29/15	(1)	—	—	—	—
	60,000	—	8.96	07/26/16	(1)	—	—	—	—
	120,000	80,000	10.88	07/16/18	(1)	—	—	—	—
	54,000	—	10.06	07/13/14	(2)	—	—	—	—
	18,000	—	10.06	02/18/15	(2)	—	—	—	—
	25,500	—	12.51	07/29/15	(2)	—	—	—	—
	11,250	—	11.23	07/26/16	(2)	—	—	—	—
	82,800	20,700	10.06	07/18/17	(2)	—	—	—	—
	108,000	27,000	10.06	09/14/17	(2)	—	—	—	—
	40,000	20,000	7.97	07/16/19	(3)	—	—	—	—
	83,333	166,667	12.43	02/25/20	(3)	—	—	—	—
	—	187,000	16.49	02/23/21	(3)	—	—	—	—
								21,667	735,595
								50,000	1,697,500
								62,500	2,121,875
Michael T. Lawton	15,000	—	3.61	02/18/15	(1)	—	—	—	—
	45,000	—	11.52	07/29/15	(1)	—	—	—	—
	48,000	—	8.96	07/26/16	(1)	—	—	—	—
	60,000	40,000	10.88	07/16/18	(1)	—	—	—	—
	4,320	—	10.06	07/13/14	(2)	—	—	—	—
	18,000	—	10.06	02/18/15	(2)	—	—	—	—
	22,500	—	12.51	07/29/15	(2)	—	—	—	—
	9,000	—	11.23	07/26/16	(2)	—	—	—	—
	61,200	15,300	10.06	07/18/17	(2)	—	—	—	—
	20,000	10,000	7.97	07/16/19	(3)	—	—	—	—
	8,333	16,667	12.32	07/20/20	(3)	—	—	—	—
	—	15,000	25.78	07/20/21	(3)	—	—	—	—
								11,667	396,095
								16,667	565,845
								15,000	509,250
Russell J. Weiner	135,000	90,000	10.06	09/22/18	(2)	—	—	—	—
	20,000	10,000	7.97	07/16/19	(3)	—	—	—	—
	8,333	16,667	12.32	07/20/20	(3)	—	—	—	—
	—	15,000	25.78	07/20/21	(3)	—	—	—	—
								11,667	396,095
								10,000	339,500

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
								16,667	565,845
								15,000	509,250
Richard E. Allison, Jr.	—	100,000	17.53	03/14/21	(3)	—	—	—	—
	—	5,000	25.78	07/20/21	(3)	—	—	—	—
								40,000	1,358,000
								5,000	169,750
Scott R. Hinshaw	2,000	—	11.52	07/29/15	(1)	—	—	—	—
	8,000	—	8.96	07/26/16	(1)	—	—	—	—
	45,000	30,000	10.88	07/16/18	(1)	—	—	—	—
	2,250	—	12.51	07/29/15	(2)	—	—	—	—
	1,500	—	11.23	07/26/16	(2)	—	—	—	—
	14,400	3,600	10.06	07/18/17	(2)	—	—	—	—
	36,000	9,000	10.06	09/14/17	(2)	—	—	—	—
	13,333	6,667	7.97	07/16/19	(3)	—	—	—	—
	6,666	13,334	12.32	07/20/20	(3)	—	—	—	—
	—	12,500	25.78	07/20/21	(3)	—	—	—	—
								8,334	282,939
								13,334	452,689
								12,500	424,375

(1)	Option awards granted 10 years prior to the option expiration date and vest in equal annual installments over five years beginning on the first anniversary of the grant date, or upon a change of control or certain employment terminations.

(2)	Option awards granted in connection with a Stock Option Exchange Program completed in 2009, vest over the same period and have the same term as the option awards for which they were exchanged (generally 20% over 5 years and a 10-year term), and were granted with an exercise price no less than $1.00 above the closing price of Domino’s Pizza, Inc. common stock on the NYSE on the date the Stock Option Exchange Program was accepted.

(3)	Option awards granted 10 years prior to the option expiration date and vest in equal annual installments over three years beginning on the first anniversary of the grant date, or upon a change of control or certain employment terminations.

(4)	Awards of performance shares of Domino’s Pizza, Inc. common stock that vest equally over three years in separate tranches. Each vesting tranche contains a performance condition established annually by the Compensation Committee. In order for each tranche to vest such performance condition must be achieved and the named executive officer must be an employee of the Company on such vesting date, except under certain circumstances including death and qualified retirement.

OPTION EXERCISES AND STOCK VESTED

The following table provides information relating to option exercises and stock vesting for named executive officers during 2011:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
J. Patrick Doyle	166,666	3,705,385	46,667	970,742
Michael T. Lawton	36,200	516,224	20,000	511,517
Russell J. Weiner	—	—	25,000	605,267
Richard E. Allison, Jr.	—	—	—	—
Scott R. Hinshaw	18,866	375,384	14,999	383,758

(1)	Equals the stock price on the NYSE on exercise date minus the option exercise price multiplied by the number of shares acquired on exercise.

(2)	Equals the stock price on the NYSE on vesting date multiplied by the number of shares acquired on vesting.

NON-QUALIFIED DEFERRED COMPENSATION

A select group of management or highly compensated employees as defined by the Employee Retirement Income and Security Act of 1974, as amended, are eligible to participate in the Domino’s Pizza Deferred Compensation Plan. The purpose of this plan is to provide supplemental retirement income and to permit eligible employees the option to defer receipt of compensation pursuant to the terms of the Domino’s Pizza Deferred Compensation Plan.

Participants are able to defer a portion of eligible compensation (including base salary and the annual performance incentive). Participants elect a specific date or event (termination) for payment of deferred compensation and the form of the payment, either lump sum or installments. Participants are able to invest their deferrals in a lineup of mutual funds that are the same as the Domino’s Pizza 401(k) Savings Plan (the “401(k)”) lineup, with the following exceptions: the 401(k) includes the choice of the Fidelity Managed Income Fund and the SSgA Midcap Index Fund, while the Domino’s Pizza Deferred Compensation Plan includes the choice of the Fidelity Retirement Money Market Fund and the Dreyfus Midcap Index Fund.

The following table provides information on nonqualified deferred compensation plans for named executive officers as of January 1, 2012:

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
J. Patrick Doyle	—		—	—	—	—
Michael T. Lawton	—		—	—	—	—
Russell J. Weiner	—		—	—	—	—
Richard E. Allison, Jr.	—		—	—	—	—
Scott R. Hinshaw	82,029	(2)	—	(12,522)	—	249,591

(1)	Reflects market-based earnings on amounts deferred by plan participants.

(2)	This entire amount is included in salary for Mr. Hinshaw in the Summary Compensation Table.

POTENTIAL POST EMPLOYMENT PAYMENTS TO EXECUTIVE OFFICERS

Each of Messrs. Doyle, Lawton, Weiner, Allison and Hinshaw is a party to an employment agreement providing for payments in connection with such officer’s termination. Under Mr. Doyle’s amended and restated employment agreement, dated as of February 25, 2010, effective as of March 8, 2010, upon involuntary termination by the Company without cause prior to the end of the term of the agreement, or if Mr. Doyle terminates voluntarily for good reason, defined as material diminution of his responsibilities, relocation or the failure of the Company to pay Mr. Doyle, Mr. Doyle will receive an amount equal to two times his then-annual base salary. Such amount will be paid in a payment equal to six times Mr. Doyle’s base monthly salary made six months after termination of employment and monthly payments equal to Mr. Doyle’s base monthly salary for the next eighteen months as well as a prorated annual performance incentive under the Amended 162(m) Plan.

Under the employment agreements of Messrs. Lawton, Weiner, Allison and Hinshaw, upon involuntary termination prior to the end of the term of the agreement, or if the named executive terminates voluntarily for good reason, defined as material diminution of the executive’s responsibilities, relocation or the failure of the Company to pay the executive, the named executive receives an amount equal to his or her then-annual base salary paid as follows; a payment equal to six times the named executive’s base monthly salary made six months after termination of employment and monthly payments equal to the executive’s base monthly salary for the next six months. The named executive officers are entitled to a prorated annual performance incentive under the Amended 162(m) Plan. In addition, during the severance period, each named executive is entitled to continued medical insurance coverage. Equity awards and other benefits are governed by the terms of those programs. Each of the employment agreements for the named executive officers, including Mr. Doyle, contains a two year non-competition and non-solicitation provision.

The terms of the employment agreements of Messrs. Doyle, Lawton, Weiner, Allison and Hinshaw were established through arms-length negotiations between the Company and each executive. The Company uses peer group compensation surveys and data to establish an acceptable salary range for each executive position and then negotiates with successful candidates to arrive at a fully negotiated base salary. The base salary amounts, other severance amounts and severance periods are established by the Compensation Committee and the Company’s management in order to attract, motivate and retain talented individuals to help the Company achieve its business goals and objectives.

The following table sets forth aggregate estimated payment obligations to each of the named executive officers assuming a termination happened on January 1, 2012:

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Change in Control ($) (1)
J. Patrick Doyle	Severance Pay	1,600,000	1,600,000	—	—	—	—
	Equity Award Acceleration	—	—	—	—	—	14,911,416

	Total	1,600,000	1,600,000	—	—	—	14,911,416
Michael T. Lawton	Severance Pay	400,000	400,000	—	—	—	—
	Equity Award Acceleration	—	—	—	—	—	3,502,364

	Total	400,000	400,000	—	—	—	3,502,364
Russell J. Weiner	Severance Pay	410,000	410,000	—	—	—	—
	Equity Award Acceleration	—	—	—	—	—	4,703,647

	Total	410,000	410,000	—	—	—	4,703,647
Richard E. Allison, Jr.	Severance Pay	400,000	400,000	—	—	—	—
	Equity Award Acceleration	—	—	—	—	—	3,210,600

	Total	400,000	400,000	—	—	—	3,210,600
Scott R. Hinshaw	Severance Pay	300,000	300,000	—	—	—	—
	Equity Award Acceleration	—	—	—	—	—	2,716,866

	Total	300,000	300,000	—	—	—	2,716,866

(1)	This represents the cumulative value of the equity awards that would accelerate upon a change in control. The amount represents the difference between the price of Domino’s Pizza, Inc. common stock at the last business day of the registrant’s last completed fiscal year and the exercise price multiplied by the number of options that would accelerate.

COMPENSATION COMMITTEE MEMBERS AND THE COMPENSATION COMMITTEE CHARTER

The Compensation Committee of the Board of Directors consists of only outside, non-employee, independent Directors, who are appointed by the Board of Directors. The independence of each member of the Compensation Committee is determined annually by the full Board of Directors in accordance with Section 303A of the NYSE listed company rules. The Compensation Committee’s membership is determined by the Board of Directors. The Compensation Committee is currently composed of Andrew Balson (Chair), James Goldman and Richard Federico.

The Compensation Committee is responsible for establishing the Company’s compensation philosophy, approving the Company’s executive compensation programs and establishing the salaries and other compensation of the Company’s executive officers. The Compensation Committee’s functions include examining the levels and methods of compensation employed by the Company with respect to the Chief Executive Officer and other executive officers, making recommendations to the Board with respect to other compensation, reviewing and approving the compensation package of the Chief Executive Officer, making recommendations to the Board with respect to certain incentive compensation plans, making administrative and compensation decisions under equity compensation plans, administering one or more cash incentive plans qualifying as compensation paid thereunder as “performance-based compensation” within the meaning of Section 162(m), and implementing and administering such plans.

The Compensation Committee’s charter reflects the Compensation Committee’s responsibilities, and the Compensation Committee and the Board reviews the charter at least once annually. The Charter was last reviewed in May 2011. The Compensation Committee recommends any revisions to the charter to the Board of Directors for approval.

COMPENSATION COMMITTEE ACTIVITY

In 2011, the Compensation Committee established the annual performance measure, list of participants and target incentive amounts for executives under the Amended 162(m) Plan, approved by the Company’s shareholders in 2010, for senior executives of the Company. For 2011, all of the named executive officers, except Mr. Allison as detailed above, were participants under the Amended 162(m) Plan. The Compensation Committee met four times during 2011.

PROPOSAL TWO: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

At last year’s annual meeting, the Company provided shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in our 2011 Proxy Statement. This non-binding advisory vote is commonly referred to as “say-on-pay.” At our 2011 annual meeting, our shareholders overwhelmingly approved the proposal, with 98% of the votes cast voting in favor of the say-on-pay proposal. At the 2011 annual meeting, the shareholders of the Company also voted in favor of an annual say-on-pay vote and the Company has elected to follow such advisory vote. Accordingly, this year we are again asking our shareholders to vote “For” the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

The Compensation Discussion and Analysis beginning on page 14 of this Proxy Statement describes the Company’s executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in 2011 with respect to the compensation of our named executive officers.

The Board of Directors is asking shareholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and any related material contained in this proxy statement, is hereby APPROVED.”

As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports the Company’s business strategy and aligns the interests of our executives with our shareholders. In fiscal 2011, the Company’s financial results significantly exceeded its 2011 business plan and goals. The Company’s named executive officers contributed greatly to these achievements. Our Compensation Committee considered these performance factors and approved 2011 compensation decisions for the named executive officers reflecting the Company’s strong performance in fiscal 2011.

For these reasons, the Board is asking shareholders to again support this “say-on-pay” proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will continue to consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES, AND ANY RELATED INFORMATION CONTAINED IN THIS PROXY STATEMENT. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

COMPENSATION OF DIRECTORS

For 2011, each independent Director was paid a $48,000 annual retainer, plus $2,000 for each Board meeting and $1,500 for each qualified committee meeting attended, including telephonic meetings, for all services, plus reimbursement of expenses. If more than one qualified meeting is held on the same day, a separate fee is paid for each meeting attended. Meetings of the Audit, Compensation and the Nominating and Corporate Governance Committees are qualified meetings, as are meetings of any special committees established from time to time. In addition, the Chair of the Audit Committee is paid a retainer of $20,000 per year, the Chair of the

Compensation Committee is paid a retainer of $15,000 per year and the Chair of the Nominating and Corporate Governance Committee is paid a retainer of $10,000 per year.

For 2011, independent Directors also received an annual equity award of restricted stock under the Company’s 2004 Equity Incentive Plan that was targeted at an approximate value of $100,000 on the grant date. In 2011, each of the then-independent Directors received an annual grant of 6,250 shares of restricted stock of Domino’s Pizza, Inc. common stock. The restricted stock granted to Directors has a one-year vesting period (subject to special provisions in the case of resignation, retirement or death).

On February 23, 2011, the Compensation Committee of the Board of Directors approved the compensation arrangements for Mr. Brandon, Chairman of the Board of Directors of the Company. For 2011, Mr. Brandon received an annual cash retainer of $200,000, paid in equal monthly installments, as compensation for his service as non-executive Chairman of the Board of Directors. Mr. Brandon will receive the same retainer amount for 2012. In addition, Mr. Brandon was to receive an equity award in both years with a target value of $150,000 on the grant date. For 2011, such equity award was granted in the form of 9,375 shares of restricted stock with a one-year vesting period in accordance with the terms of the Company’s Restricted Stock Agreement for Directors. For 2012, such equity award was granted in the form of 4,480 shares of restricted stock with a one-year vesting period in accordance with the terms of the Company’s Restricted Stock Agreement for Directors.

Beginning on February 23, 2012, the following changes were made to the Company’s independent Director compensation framework (i) the annual retainer for each Director was increased to $50,000 and (ii) independent Directors received an equity award targeted at an approximate value of $100,000 on the grant date. This year, such equity award consisted of 2,990 shares of restricted stock. The restricted stock granted to Directors has a one-year vesting period (subject to special provisions in the case of resignation, retirement or death.)

The following table provides information concerning compensation for the Company’s independent Directors during 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
David A. Brandon	233,333	154,594	—	—	—	—		387,927
Diana F. Cantor	90,000	103,063	—	—	—	—		193,414
Vernon “Bud” O. Hamilton	80,000	103,063	—	—	—	108	(3)	182,063
Andrew B. Balson	79,750	103,063	—	—	—	—		178,063
James A. Goldman	64,000	103,063	—	—	—	—		167,063
Gregory A. Trojan	65,500	103,063	—	—	—	—		168,563
Richard L. Federico	63,522	103,063	—	—	—	—		151,085
Mark E. Nunnelly(2)	22,750	103,063						144,063

(1)	Amounts in the “Stock Awards” column reflect the fair value related to grants of restricted stock and performance shares pursuant to our Amended 2004 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended January 1, 2012 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2012.

(2)	Mr. Nunnelly resigned from the Company’s Board of Directors on May 3, 2011.

(3)	Amount represents reimbursement for certain fees incurred in the receipt of director fees.

The following table shows the number of shares underlying outstanding option awards for the Company’s independent Directors as of January 1, 2012:

Name	Outstanding Option Awards	Outstanding Stock Awards
David A. Brandon	0	41,042
Diana F. Cantor	30,250	6,250
Vernon “Bud” O. Hamilton	62,000	6,250
Andrew B. Balson	35,000	6,250
James A. Goldman	6,000	6,250
Gregory A. Trojan	6,000	6,250
Richard L. Federico	0	6,250

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of January 1, 2012, the end of the Company’s last fiscal year, (a) the number of securities that could be issued upon exercise of outstanding options under the Company’s equity compensation plans, (b) the weighted-average exercise price of outstanding options under such plans, and (c) the number of securities remaining available for future issuance under such plans, excluding securities that could be issued upon exercise of outstanding options.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)(1)
Equity compensation plans approved by security holders	5,443,691	$10.78	4,955,810
Equity compensation plans not approved by security holders	—	—	—

Total	5,443,691	$10.78	4,955,810

(1)	Includes 332,699 shares that may be issued under the Domino’s Pizza, Inc. Employee Stock Payroll Deduction Plan.

TISM, Inc. Fourth Amended and Restated Stock Option Plan

The TISM, Inc. Fourth Amended and Restated Stock Option Plan (the “TISM Plan”) was adopted by the Board on June 25, 2003 and approved by the Company’s shareholders on June 25, 2003. At January 1, 2012, under the TISM Plan, there were outstanding options to purchase 54,076 shares of non-voting common stock at a weighted average exercise price equal to $8.53 per share, all of which were exercisable. In connection with the Domino’s Pizza initial public offering in July 2004, the Company amended the TISM Plan to terminate the ability to issue additional options under the TISM Plan. Outstanding awards previously granted under the Company’s existing stock option plan will continue to be governed by such plan. The non-voting common stock issuable upon exercise of all such options is convertible into shares of Domino’s Pizza, Inc. common stock upon transfer to a non-affiliate of the holder or otherwise in a brokerage transaction.

Domino’s Pizza, Inc. 2004 Equity Incentive Plan

The Domino’s Pizza, Inc. 2004 Equity Incentive Plan was adopted by the Board on June 1, 2004 and approved by the Company’s shareholders, an Amended Domino’s Pizza, Inc. 2004 Equity Incentive Plan (the “2004 Plan”) was approved by shareholders at the 2008 annual meeting of shareholders and a further amendment to the 2004 Plan was approved by shareholders at the 2009 annual meeting of shareholders. The current outstanding options issued under the 2004 Plan prior to July 2009 generally vest ratably over a five-year period and the current outstanding options issued under the 2004 Plan beginning in July 2009 generally vest ratably over a three-year period. As of January 1, 2012 there were 5,389,615 options at a weighted average exercise price equal to $10.80 per share of which 3,518,730 were exercisable at a weighted average exercise price equal to $10.00 per share, 46,875 shares of restricted stock and 911,799 performance shares currently issued and outstanding under the 2004 Plan and a total of 4,623,111 authorized but unissued shares under the 2004 Plan.

Under the 2004 Plan and TISM Plan, there were a total of 6,402,365 options, performance shares and shares of restricted stock currently issued and outstanding and a total of 3,572,806 of such options were fully vested.

The Board may make grants to employees, directors, consultants and other service providers. The number of shares reserved for issuance under the 2004 Plan includes (1) 15,600,000 shares of common stock, plus (2) any shares returned to the 2004 Plan as a result of termination of options that were granted under the 2004 Plan (by reason of forfeiture) and any shares held back in satisfaction of tax withholding requirements from shares that would otherwise have been delivered pursuant to an award.

The maximum number of shares of stock for which options may be granted to any person in any calendar year or that may be delivered to any person in any calendar year will each be 1,000,000. Incentive stock options may be granted only to employees. The exercise price of all incentive stock options granted under the 2004 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of non-statutory stock options granted under the 2004 Plan is determined by the Plan administrator, but with respect to non-statutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m), the exercise price must be at least equal to the fair market value of Domino’s Pizza, Inc. common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the total combined voting power of all classes of the Company’s outstanding capital stock, the exercise price of any incentive stock option grant must be at least equal to 110% of the fair market value on the grant date, and the term of such incentive stock option must not exceed five years. The term of all other incentive stock options granted under the 2004 Plan may not exceed ten years.

EXECUTIVE AGREEMENTS

The Company has current employment agreements (“Executive Agreements”) with each of the named executive officers. The Executive Agreements are intended to assure the Company that it will have the continued dedication, undivided loyalty, and objective advice and counsel from these named executive officers during their respective terms of employment and in the event of a proposed transaction, or the threat of a transaction, which could result in a change in control of the Company.

CERTAIN TRANSACTIONS INVOLVING MANAGEMENT OR 5% OR GREATER SHAREHOLDERS

Review and Approval of Related Person Transactions

The Company reviews relationships and transactions in which the Company and its Directors and executive officers or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the Directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. The Company does not currently have a specific written policy on the review, approval or ratification of transactions required to be reported under Section 404(a) of Regulation S-K but the Company has enacted a Code of Business Conduct and Ethics for Directors, Officers and Employees as well as Corporate Governance Principles, both of which contain provisions relating to possible conflicts of interest of employees, Directors and officers of the Company. The Company’s Board of Directors is to review, approve or ratify any potential related person transaction and consider the nature of the related person’s interest in the transaction, the material terms of the transaction, the relative importance of the transaction to the related person, the relative importance of the transaction to the Company, whether the transaction would impair the judgment of a director or officer of the Company and any other matters deemed important. As required under SEC rules, transactions with any related person that are determined to be directly or indirectly material are disclosed in the Company’s Proxy Statement.

Time Sharing Agreement for Use of Corporate Aircraft with David Brandon and the University of Michigan

In accordance with the terms of the Amended and Restated Time Sharing Agreement between Domino’s Pizza LLC and David Brandon, the Company’s Chairman of the Board of Directors, dated as of February 25, 2008, Mr. Brandon is entitled to 35 hours per year of personal use of the Company aircraft without charge and he shall pay the Company for any personal use in excess of the 35 hours at a reimbursement rate set by the Federal Aviation Regulations. For 2011, Mr. Brandon’s personal use of the Company aircraft did not exceed the provided 35 hours of personal use and therefore he did not reimburse the Company for any use.

In addition, the Company entered into a Time Sharing Agreement with the University of Michigan, effective January 1, 2011, for the provision of use of the Company aircraft to certain employees and affiliates of the University of Michigan at a reimbursement rate set by the Federal Aviation Regulations. The University of Michigan employees and affiliates who may be eligible to use the Company aircraft include David Brandon, the Company’s Chairman of the Board of Directors, who serves as Director of Athletics for the University of Michigan. The amount to be reimbursed under this Time Sharing Agreement is dependent on the number of hours used by University of Michigan employees. In 2011, the University of Michigan incurred total fees in the amount of $62,848 under the Time Sharing Agreement.

Time Sharing Agreement with Patrick Doyle for Use of Corporate Aircraft

In accordance with the terms of the Time Sharing Agreement between Domino’s Pizza LLC and J. Patrick Doyle, the Company’s President and Chief Executive Officer and a member of the Company’s Board of Directors, dated as of February 25, 2010, Mr. Doyle is entitled to 35 hours per year of personal use of the Company aircraft without charge and he shall pay the Company for any personal use in excess of the 35 hours at a reimbursement rate set by the Federal Aviation Regulations. For 2011, Mr. Doyle’s personal use of the Company aircraft totaled 35.8 hours and, therefore, he reimbursed the Company for an additional eight-tenths of an hour of personal use, as reflected in Footnote 6 of the All Other Compensation table on page 26 of this Proxy Statement.

Japan Master Franchisee

In December 2009, the Domino’s Pizza Master Franchisee for Japan, Higa Industries Co., entered into an agreement to sell the controlling interest of such Master Franchisee to funds sponsored by Bain Capital Partners, LLC. One current member of the Company’s Board of Directors, Andrew Balson, and one former member of the Company’s Board of Directors who served during the 2011 fiscal year, Mark Nunnelly, are employed by Bain Capital Partners, LLC. Messrs. Balson and Nunnelly do not serve as officers, directors or otherwise as a party of the management team of the Japan Master Franchisee. In 2011, the Japan Master Franchisee paid $7,175,795 in franchise royalties to the Company and $51,000 in store franchise fees.

Supplier Agreement

The Company has a supply agreement with Griffith Laboratories Worldwide Inc. (“Griffith”) for the provision of certain ingredients that are used in the production of certain dough products. The supply agreement is negotiated at arms-length on an annual basis and the overall relationship between the Company and Griffith is over 20 years old. The sister-in-law of Gregory Trojan, one of the members of the Company’s Board of Directors, is an executive at Griffith. In 2011, the Company purchased $1,970,957 in products from Griffith, less than two percent of the consolidated gross revenues of Griffith.

PROPOSAL THREE – HUMANE SOCIETY OF THE UNITED STATES PROPOSAL RELATING TO CERTAIN FOODS FROM PRODUCERS WHO USE GESTATION CRATES.

RESOLVED, that shareholders request that the Board of Directors report on the feasibility of Domino’s ensuring that its pepperoni and ham come from producers that don’t use “gestation crates” to confine breeding pigs. The report should be made available to shareholders by October 2012.

SUPPORTING STATEMENT:

Studies show that Americans prefer products meeting higher animal welfare standards. An American Farm Bureau-funded poll found 89 percent of Americans believe that food companies requiring farmers to treat their animals better are “doing the right thing.”

Domino’s has failed to address a major area of concern when it comes to animal abuse in its supply chain: the confinement of pigs in gestation crates – cages that virtually immobilize the animals for nearly their entire lives, preventing them from even turning around. In this area, Domino’s is lagging behind other restaurant companies.

Please consider the following:

Legislation:

Eight U.S. States – including Michigan (Domino’s home state) – have passed laws banning the confinement of pigs in gestation crates.

Retailer Progress:

Burger King, Chipotle, Carl’s Jr., Hardees, Sonic, Quiznos, PF Chang’s, Wolfgang Puck, Safeway, Whole Foods, Harris Teeter and other companies have policies to reduce or eliminate their use of pork from pigs bred using gestation crates.

Economics:

Iowa State University, supported by the USDA, conducted a two-and-a-half year study that concludes it can cost producers “11 percent less” to breed pigs without gestation crates.

Public Sentiment:

“Torture on the Farm,” an American Conservative cover story, focused on the cruelty inherent in gestation crates. TIME Magazine, Fox News, The New York Times, and The Wall Street Journal have covered this issue, and Oprah Winfrey dedicated an episode to the extreme confinement of farm animals. Food industry consultancy, Technomic, found that animal welfare is the third most important social issue to American restaurant patrons and an American Farm Bureau-funded study concluded that only 18% of American’s think gestation crates are humane.

Sound Science:

Renowned farm animal expert Dr. Temple Grandin has repeatedly condemned gestation crates, saying, “gestation stalls have got to go.” A prestigious commission on farm animal welfare including a former U.S. secretary of agriculture concluded that gestation crates should be phased out.

We urge shareholders to vote FOR this resolution. The confinement of pigs in gestation crates is a major social issue, and legislation, science and public sentiment support moving away from confinement abuse, as do many top restaurant companies. It would be in the shareholders’ best interest to understand the feasibility of Domino’s using suppliers that do not use gestation crates.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO SHAREHOLDER RESOLUTION

The Board recommends that shareholders vote AGAINST the shareholder proposal. The Board believes this proposal is redundant and unnecessary, as the information below serves as the report being requested. Devoting resources for an additional report by October 2012 would be inefficient and not in the best interests of shareholders.

Domino’s Pizza does, of course, support the humane treatment of animals. Domino’s Pizza does not own, raise, transport nor process the animals used for our products. We believe this is an issue that should be addressed directly with producers and suppliers, not customers. Domino’s Pizza is a customer of three pork producers.

When the shareholder submitting this proposal attended the Company’s annual shareholders meeting in Ann Arbor, Michigan, on May 3, 2011, we shared the following information:

“In the past year, we did contact the three suppliers who provide us with pork products to discuss the topic with them. The largest of these noted that they purchase pork only from farms that meet the National Pork Board’s Quality Assurance Plus program guidelines for both food safety and animal well-being, and that they purchase pork from farms that use a variety of animal management systems, including from farms that do not use gestation stalls.

“Our second supplier provided documentation that it purchases 20% of its products from farms that use alternative forms of housing, while the third noted that 3% of its purchases are from farms that do not use gestation cages. We rely on established industry experts and the USDA to determine best practices in this area, and will continue to do so.”

The Company’s largest supplier of pork is Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas. Tyson Foods is the world’s largest processor and marketer of chicken, beef and pork, and is the second-largest food company in the Fortune 500 and a member of the S&P 500. Tyson Foods’ animal well-being programs and animal welfare decisions are premised on the foundation of scientific research which is available and the recommendations of animal welfare experts in the industry.

We have had discussions with Tyson Foods about this topic, and we received the following statement from Tyson: The current scientific research indicates there are several types of production systems which are favorable for the pigs. The systems include open pens, gestation stalls and open pasture. According to published studies, the most important factor to the animal is the individual care given to each animal and the caretaker’s management and husbandry skills, regardless of the system used.

Furthermore, the American Veterinary Medical Association and the American Association of Swine Veterinarians have reviewed the existing scientific literature on gestational sow housing and have published position statements that concluded that individual and group housing types both have advantages and disadvantages. Tyson has been an active member of the National Pork Board and their efforts to promote animal well-being. The National Pork Board introduced the Pork Quality Assurance Plus (PQA Plus) program that incorporates producer guidelines for both Food Safety as well as Animal Well-Being. Tyson has been encouraged by the producer adoption of this program and will continue to encourage its use. Tyson purchases hogs from a large number of individual independent producers who utilize a wide variety of different management systems during gestation, including individual or group housing. For these reasons, Tyson will continue to purchase pigs from producers using either system; however we will continue to monitor the scientific literature regarding gestation housing.

To reiterate, Domino’s Pizza does support the humane treatment of animals. Domino’s Pizza does not own, raise, transport nor process the animals used for our products. We believe this is an issue that should be addressed directly with producers and suppliers, not customers. Domino’s Pizza is a customer. Therefore, the Company believes this makes the shareholder request to Domino’s Pizza to be redundant and unnecessary, and would not result in any additional benefit to shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE

SHAREHOLDERS VOTE AGAINST THE ABOVE PROPOSAL.

PROPOSAL FOUR – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Company’s Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accountants of the Company for the current fiscal year. Management expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the votes cast at the meeting in person or by proxy is necessary to ratify the selection of the Company’s independent registered public accountants for the current year. Under applicable law, listed company rules and the Company’s By-Laws, abstentions are counted as present; the effect of an abstention is the same as a “no” vote. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratification. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will reconsider the selection of independent registered public accountants.

Even if the selection of PricewaterhouseCoopers LLP is ratified by shareholders, the Audit Committee in its discretion could decide to terminate the engagement of PricewaterhouseCoopers LLP and to engage another firm if the Committee determines such action to be necessary or desirable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE CURRENT FISCAL YEAR.

OTHER MATTERS

Attending the Annual Meeting

The Annual Meeting will take place at Domino’s Pizza’s World Resource Center, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

Shareholder Proposals Pursuant to Rule 14a-8

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the Annual Meeting of Shareholders in 2013, a shareholder proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Company no later than November 16, 2012 and must comply with the requirements of Rule 14a-8. Written requests for inclusion should be addressed to: Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105 Attention: Adam J. Gacek, Corporate Secretary. It is suggested that you mail your proposal by certified mail, return receipt requested.

Shareholder Proposals other than Pursuant to Rule 14a-8

Under the Company’s By-Laws any shareholder of record of Domino’s Pizza, Inc. entitled to vote for the election of directors may nominate candidates for election to the Board or present other business at an annual meeting if a written notice is received by the Secretary of Domino’s Pizza at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Such written notice must set forth; (i) as to each person whom the shareholder proposes to nominate for election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) as to any other business to be brought before the meeting, (a) a brief description of the business, (b) the reasons for conducting such business and (c) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made, and (iii) as to the shareholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such shareholder and such beneficial owner and (b) the number of shares of common stock that are held of record by such shareholder and owned beneficially by such beneficial owner.

The deadline for receipt of timely notice of shareholder proposals for submission to the Domino’s Pizza annual meeting of shareholders without inclusion in the Company’s 2013 Proxy Statement is February 25, 2013. Unless such notice is received by Domino’s Pizza at its corporate headquarters, Attention: Adam J. Gacek, Corporate Secretary, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

Interested Persons and Shareholder Communications to the Board of Directors

Shareholders and interested persons may communicate with the Board or one or more Directors by sending a letter addressed to the Board or to any one or more Directors in care of Corporate Secretary, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, in an envelope clearly marked “shareholder communication.” The Corporate Secretary’s office will forward such correspondence unopened to either Ms. Cantor or to another independent Director as the Board may specify from time to time, unless the envelope specifies that it should be delivered to another Director.

“Householding” of Proxy Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Domino’s Pizza, Inc., Investor Relations, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, or calling Investor Relations at (734) 930-3008.

General Information

A copy of Form 10-K as filed with the Securities and Exchange Commission will be sent to any shareholder without charge upon written request addressed to Investor Relations, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

Management knows of no other business which may be properly brought before the Annual Meeting. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment on such matters.

It is important that Proxies be returned promptly. Therefore, whether or not you expect to attend the meeting in person, you are urged to fill in, sign and return the Proxy in the enclosed stamped, self-addressed envelope, or to vote electronically as described on page 1 of this Proxy Statement.

By order of the Board of Directors.

Adam J. Gacek
Secretary

Annex A

Domino’s Pizza, Inc.

Officers and Directors

Executive Officers

J. Patrick Doyle

President, Chief Executive Officer and Director

Michael T. Lawton

Executive Vice President and Chief Financial Officer

Richard E. Allison, Jr.

Executive Vice President of International

Scott R. Hinshaw

Executive Vice President of Franchise Operations and Development

Lynn M. Liddle

Executive Vice President of Communications, Investor Relations and Legislative Affairs

John D. Macksood

Executive Vice President of Supply Chain Services

Kenneth B. Rollin

Executive Vice President and General Counsel

Ahsan M. Sheikh

Executive Vice President of Team U.S.A.

James G. Stansik

Executive Vice President of Franchise Relations

Russell J. Weiner

Executive Vice President and Chief Marketing Officer

Patricia A. Wilmot

Executive Vice President of PeopleFirst

Board of Directors

David A. Brandon

Chairman of the Board

J. Patrick Doyle

President, Chief Executive Officer and Director

Andrew B. Balson

Director

Diana F. Cantor

Director

Richard L. Federico

Director

James A. Goldman

Director

Vernon “Bud” O. Hamilton

Director

Gregory A. Trojan

Director

A-1

DOMINO’S PIZZA, INC. ATTN: CORPORATE SECRETARY 30 FRANK LLOYD WRIGHT DRIVE ANN ARBOR, MI 48105

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED   AND  DATED.

		For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nomines	☐	☐	☐
01	David A. Brandon	02	Diana F. Cantor		03	Richard L. Federico
The Board of Directors recommends you vote FOR proposal 2:							For	Against	Abstain
2.	To approve, by non-binding vote, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.						☐	☐	☐
The Board of Directors recommends you vote AGAINST proposal 3:							For	Against	Abstain
3.	Humane Society of the United States proposal relating to certain foods from producers who use gestation crates.						☐	☐	☐
The Board of Directors recommends you vote FOR proposal 4:							For	Against	Abstain
4.	Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accountants of the Company for the current fiscal year.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DOMINO’S PIZZA, INC.

Annual Meeting of Shareholders

April 25, 2012 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints J. Patrick Doyle, Michael T. Lawton and Adam J. Gacek, and each of them, their true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Domino’s Pizza, Inc. to be held at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, on Wednesday, April 25, 2012, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you either sign and return this card or vote electronically.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors, FOR the approval of the compensation of the named executive officers, AGAINST the Humane Society of the United States proposal relating to certain foods from producers who use gestation crates, and FOR the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accountants of the Company for the current fiscal year.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side